Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

ONCOCYTE CORPORATION,

CNI MONITOR SUB, INC.,

CHRONIX BIOMEDICAL, INC.,

AND

DAVID MACKENZIE,
as the Equityholder Representative

Dated as of February 2, 2021

Amended February 23, 2021

Amended and Restated as of April 15, 2021

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EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Company Closing Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Parent Closing Certificate
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Option Exercise Agreement
Exhibit F	Form of Warrant Exercise Agreement
Exhibit G	Form of Requisite Equityholder Approval

SCHEDULES:

2.08(b)(ii)	Post-Closing Assumed Liabilities Payment Schedule
2.12	Earnout Consideration
5.01	Pre-Closing Actions Pre-Approved by Parent

Disclosure Schedules

ANNEXES:

Annex A	Schedule of Definitions
Annex B	Pro Forma Initial Consideration Payout Spreadsheet
Annex C	Exemplar Additional Payout Spreadsheet

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, including annexes, exhibits and schedules attached hereto or referenced herein, dated as of February 2, 2021, amended February 23, 2021, and amended and restated as of April 15, 2021, and as may be subsequently amended (this “Agreement”), is made and entered into by and among: (i) Oncocyte Corporation, a California corporation (“Parent”); (ii) CNI Monitor Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Chronix Biomedical, Inc., a Delaware corporation (the “Company”); (iv) the stockholders party to this Agreement pursuant to the execution of a Joinder Agreement, (each, a “Seller” and collectively, the “Sellers”); and (v) David MacKenzie, solely in his capacity as Equityholder Representative (the “Equityholder Representative” and collectively, with Parent, Merger Sub, the Company and the Sellers, the “Parties” and each a “Party”). Initially capitalized terms used in this Agreement will have the meaning set forth in the Schedule of Definitions attached as Annex A or such other meaning as set forth herein.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with Delaware General Corporation Law (“DGCL”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub, and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated thereby, including the Merger;

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger;

WHEREAS, the Equityholder Representative is appointed by the Equityholders to represent them as provided for in this Agreement and to take certain actions on their behalf.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Definitions. Initially capitalized terms used in this Agreement will have the meaning set forth in the Schedule of Definitions attached as Annex A or such other meaning as set forth herein.

Article II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL, and shall make all other filings or recordings required under DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.04 Charter; Bylaws. At the Effective Time, (a) the Charter of Merger Sub as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Charter of the Surviving Corporation, or as provided by applicable Law; provided, however, that, in each case the name of the Surviving Corporation set forth therein shall be changed to Chronix Biomedical, Inc.

Section 2.05 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and bylaws of the Surviving Corporation.

Section 2.06 Effect of the Merger on Capital Stock, Options and Warrants; Treatment of Equity Incentive Plan. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any Equityholder:

(a) Cancellation of Certain Shares. Each share of Series J Preferred Stock and each share of Company capital stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares collectively, the “Cancelled Shares”).

(b) Conversion of Common Stock and Preferred Stock. Each share of the Series K Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, be cancelled and extinguished, and each such share, other than with respect to Dissenting Shares, shall be converted into the right to receive, subject to (x) applicable withholding Taxes, if any, and (y) the terms and conditions contained in this Agreement (and, to the extent applicable, the Transaction Documents), (1) as of the Closing, an amount equal to the applicable Closing Percentage of the Parent Merger Shares, and Parent will file a Registration Statement pursuant to Section 5.11; provided, however, that in calculating the aggregate number of shares of Parent Common Stock to be issued, such number shall be derived by using the closing price of the Parent Common Stock listed on the New York Stock Exchange American on February 1, 2021, the trading day before the date of this Agreement, with such closing price rounded up to the nearest cent; and (2) the applicable Earnout Percentage of any Additional Payments, without interest; provided, however, that for any Additional Payments consisting of Parent Earnout Shares, such Parent Earnout Shares shall consist of Parent Common Stock that may be sold pursuant to an effective Registration Statement, and if no such Registration Statement exists, Parent will file a Registration Statement pursuant to Section 5.11; provided that in calculating the aggregate number of shares of Parent Common Stock to be issued, such number shall be derived by using the closing price of the Parent Common Stock listed on the Stock Exchange on the trading day immediately preceding Parent’s public announcement that a milestone has been achieved as set forth in Schedule 2.12, with such closing price rounded up to the nearest cent; provided, further, that any holder of the Company’s Series K Preferred Stock that is an Ineligible Person shall only be entitled to receive the equivalent value of its Closing Percentage of the Parent Merger Shares and Earnout Percentage of any Additional Payments in cash. Each share of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Series I Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, be cancelled and extinguished, and each such share, other than with respect to Dissenting Shares, shall be converted into the right to receive, subject to (x) applicable withholding Taxes, if any, and (y) the terms and conditions contained in this Agreement (and, to the extent applicable, the Transaction Documents), the applicable Earnout Percentage of any Additional Payments, without interest; provided, however, that for any Additional Payments consisting of Parent Earnout Shares, such Parent Earnout Shares shall consist of Parent Common Stock that may be sold pursuant to an effective Registration Statement, and if no such Registration Statement exists, Parent will file a Registration Statement pursuant to Section 5.11; provided, that in calculating the aggregate number of shares of Parent Common Stock to be issued, such number shall be derived by using the closing price of the Parent Common Stock listed on the Stock Exchange on the trading day immediately preceding Parent’s public announcement that a milestone has been achieved as set forth in Schedule 2.12, with such closing price rounded up to the nearest cent; provided, further, that any Equityholder that is an Ineligible Person shall only be entitled to receive the equivalent value of its Earnout Percentage of any Additional Payments in cash.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Options. Immediately following the date hereof, the Company shall cause each Option outstanding as of the date hereof to become immediately vested and exercisable (which vesting and exercisability may be conditioned on the occurrence of the Merger on the Effective Time). Each Optionholder shall be offered the right to exercise all such Optionholder’s Options pursuant to the Option Exercise Agreement in accordance with Section 2.09(e). Any Options that are not exercised prior to the Effective Time shall be terminated and extinguished, as of immediately prior to the Effective Time (without any action on the part or Parent, Merger Sub, the Company or any Optionholder), and no consideration shall be delivered in exchange therefor.

(e) Warrants. Subject to the holder validly executing a Warrant Exercise Agreement and the holder having made full payment of the applicable Warrant exercise price, each vested Warrant shall be automatically exercised immediately prior to the Effective Time in accordance with Section 2.06(b) and such Warrants shall no longer be outstanding or exercisable as of no later than immediately prior to the Effective Time and the former holder of such exercised Warrant thereof shall be treated as a holder of Common Stock issued pursuant to such exercise, which Common Stock shall be considered outstanding as of the Effective Time, and such Warrant shall be automatically terminated and converted solely into the right to receive as of the Closing the consideration set forth in Section 2.06(b). Each outstanding Warrant (whether vested or unvested) that is not exercised and paid in full as of the Effective Time shall terminate (without any action on the part of Parent, Merger Sub, the Company or any Warrantholder) and cease to be outstanding or exercisable immediately following the Effective Time, without any further right, entitlement to acquire any cash, Common Stock or any Additional Payments, or to receive any consideration therefor, including the consideration set forth in Section 2.06.

(f) Equity Incentive Plan. The Company shall cause or take all necessary actions to cause (i) the Equity Incentive Plan (and all outstanding awards thereunder (including all Options)) to terminate at the Effective Time in accordance with the foregoing, including, without limitation, delivering all necessary resolutions required to authorize such termination, and (ii) for no Person to have any rights under the Equity Incentive Plan or with respect to any awards issued thereunder (including having no rights with respect to any Option).

Section 2.07 Deliverables Prior to the Closing Date. Not less than three (3) Business Days nor more than five (5) Business Days prior to the Closing Date, the Company shall deliver, or cause to be prepared and delivered, to Parent the following items, in each case, which shall be in a form and substance satisfactory to Parent:

(a) a certificate (the “Closing Payment Certificate”), duly executed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the Company’s good faith estimates of the Assumed Liabilities, specifying the amount of Transaction Expenses, Payoff Liabilities and Restructured Liabilities, and any Excess Liabilities, as of the Adjustment Time, in each case with reasonably detailed supporting calculations and documentation;

(b) a spreadsheet (the “Parent Merger Shares Spreadsheet”), duly certified by the Chief Executive Officer and Chief Financial Officer of the Company, presenting the following items (a copy of which spreadsheet shall be delivered to the Exchange Agent);

(i) the Closing Percentage of Parent Merger Shares, if any, deliverable to each Equityholder; and

(ii) the Earnout Percentage of each Equityholder.

(c) drafts of the items set forth in Section 2.08(c)(i) and (ii), including all payoff letters and a payoff schedule as requested by Parent for such items.

Section 2.08 Closing.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 12275 El Camino Real, San Diego, California 92130 on the second (2nd) Business Day after the date on which the last of the conditions in Article VII has been satisfied or waived or at such other time, date and place(s) (or remotely as permitted by Section 11.13) as the parties hereto may mutually agree upon in writing. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

(b) Closing Payments by Parent and Assumption of Liabilities by the Surviving Corporation.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall deliver (A) the Payoff Shares and the Parent Merger Shares to the Exchange Agent, and Parent will prepare to file a Registration Statement pursuant to Section 5.11, and the aggregate number of Parent Merger Shares and Payoff Shares shall be derived by using the closing price of the Parent Common Stock listed on the New York Stock Exchange American on February 1, 2021, the trading day before the date of this Agreement, (B) Cash Payments to the Exchange Agent for payment of the Payoff Liabilities set forth on the Closing Payment Certificate, and (C) Twenty-Five Thousand United States Dollars ($25,000) to the Equityholder Representative pursuant to Section 2.11, to the account designated by the Equityholder Representative not more than fifteen (15) Business Days after the Closing Date.

(ii) Subject to the terms and conditions in this Agreement and the other Transaction Documents, following the Closing the Surviving Corporation shall assume and agrees to timely pay, perform and discharge when due the unpaid Assumed Liabilities in the amounts and pursuant to the post-Closing payment schedule agreed in writing by Parent and the Company.

(iii) To the extent that Parent or the Surviving Corporation or any of their Affiliates pays, performs or discharges an amount of Liabilities in excess of the Assumed Liabilities, Parent may setoff such excess amount against any Additional Payments that subsequently become due and payable pursuant to this Agreement, but is not yet paid.

(c) Closing Deliveries by the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub the following items:

(i) Except for those Assumed Liabilities set forth on Schedule 2.08(c)(i), fully executed payoff letters and UCC-3 termination statements evidencing the complete satisfaction of the Assumed Liabilities and the termination or release of all Encumbrances in respect of the Assumed Liabilities;

(ii) fully executed payoff letters and UCC-3 termination statements evidencing the complete satisfaction of the Restructured Liabilities and the termination or release of all Encumbrances in respect of the Restructured Liabilities;

(iii) [Intentionally omitted.]

(iv) the Certificate of Merger, dated as of the Closing Date and duly executed by the Company;

(v) each consent identified on Schedule 2.08(c)(v) (the “Material Consents”), which shall in each case be in form and substance acceptable to Parent;

(vi) a certificate, duly executed by the Chief Executive Officer and Chief Financial Officer of the Company: (A) certifying, as complete and accurate as of the Closing Date, attached copies of the Charter and bylaws of the Company, (B) certifying and attaching all requisite resolutions or actions of the Company Board and the Equityholders approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by this Agreement and (C) certifying as to the incumbency and signatures of the officers of the Company executing the Transaction Documents;

(vii) a certificate, duly executed by the Chief Executive Officer and Chief Financial Officer of the Company, in substantially the form attached hereto as Exhibit A, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Section 7.02(a), Section 7.02(b), and Section 7.02(c); provided, however, that with respect to the conditions in Section 7.02(c), such certificate shall only certify that no Material Adverse Effect shall have occurred with respect to the Company and its Subsidiary.

(viii) a Joinder Agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), duly executed by Equityholders collectively holding not less than eighty-five percent (85%) of the issued and outstanding shares of the Company and all of the holders of five percent (5%) or more of the issued and outstanding shares of the Company entitled to vote on the transactions contemplated by this Agreement and the other Transaction Documents;

(ix) certificates from the applicable Secretary of State dated as of a date not earlier than the fifth (5th) Business Day prior to the Closing Date as to the good standing of the Company in the State of Delaware and each other jurisdiction where the Company is qualified to do business;

(x) a properly executed certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not, nor has it been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code;

(xi) executed settlement agreements and general releases, in form and substance satisfactory to Parent, terminating the employment agreements of all officers of the Company;

(xii) the written and unconditional, other than conditioned on the consummation of the transactions contemplated hereby, voluntary resignation of all directors of the Company; and

(xiii) copy of the Company’s unaudited financial statements consisting of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the year ended 2020 and such other financial statements and information as is needed to prepare the Closing Registration Statement (the “2020 Financial Statements”).

(d) Closing Deliveries by Parent and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and Merger Sub shall deliver or cause to be delivered to the Company the following items:

(i) a certificate, duly executed by the Chief Executive Officer of Parent, in substantially the form attached hereto as Exhibit C, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Section 7.03(a) and Section 7.03(b);

(ii) the Certificate of Merger, dated as of the Closing Date and duly executed by Merger Sub; and

(iii) a certificate, duly executed by the Chief Executive Officer of Parent that a Registration Statement will be prepared to be filed in accordance with Section 5.11.

Section 2.09 Surrender and Payment.

(a) At the Effective Time, all Shares shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company and shall have no rights as a stockholder of the Surviving Corporation and such Certificate shall forthwith be cancelled.

(b) Prior to the Effective Time, Parent shall appoint an Exchange Agent, the cost of which shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company, reasonably acceptable to the Company to act as the Exchange Agent in the Merger (the “Exchange Agent”). Parent or the Exchange Agent shall deduct the foregoing amounts payable by the Company from any Additional Payments, prior to distribution to the Equityholders in accordance with Section 2.13.

(c) Promptly following the Closing Date, the Exchange Agent shall, with the reasonable assistance of the Equityholder Representative, as promptly as practical after receipt of any customary documents that the Exchange Agent may reasonably require, make an electronic book entry for the applicable number of Parent Merger Shares due to an Equityholder, if any, in each case, pursuant to Section 2.06. No interest shall be paid or shall accrue on any cash, stock or other consideration payable or issuable hereunder. Each Certificate that prior to the Effective Time represented shares of Common Stock or Preferred Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to be cancelled and any such Certificate shall not evidence any right to receive any portion of the applicable consideration under Section 2.06 and Section 2.12. If after the Effective Time, any Certificate is presented to the Exchange Agent, no Merger consideration shall be exchanged therefor.

(d) If any portion of the applicable consideration under Section 2.06 is to be paid to a Person other than the Person in whose name is registered on the books and records of the Company at the Effective Time, it shall be a condition to such payment that (i) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable and (ii) the Exchange Agent may require the Person or such Person’s purported representatives to furnish supporting documentation evidencing such Person’s or representative’s authority to act and/or to furnish a medallion signature guarantee.

(e) Promptly following the date of this Agreement, the Company shall deliver to each Optionholder any required notices regarding the Merger and Agreement to Exercise Option in substantially the form attached hereto as Exhibit E (an “Option Exercise Agreement”). Each Option that is not exercised prior to the Effective Time shall be canceled without the payment of any consideration therefor. Promptly following the receipt by the Exchange Agent of the Parent Merger Shares, the Exchange Agent shall deliver to such holder who delivered to the Company a duly completed and executed Option Exercise Agreement prior to the Effective Time the portion of the Parent Merger Shares, if any, to which such Person is entitled pursuant to Section 2.06(b) and Section 2.06(d) and in accordance with the Parent Merger Shares Spreadsheet, for which Parent Merger Shares Parent will file a Registration Statement pursuant to Section 5.11.

(f) Promptly following the date of this Agreement, the Company shall deliver to each Warrantholder any required notices regarding the Merger and Agreement to Exercise Warrant in substantially the form attached hereto as Exhibit F (a “Warrant Exercise Agreement”). Each Warrant that is not exercised prior to the Effective Time shall be canceled without the payment of any consideration therefor. Promptly following the receipt by the Exchange Agent of the Parent Merger Shares, the Exchange Agent shall deliver to such holder who delivered to the Company a duly completed and executed Warrant Exercise Agreement prior to the Effective Time the portion of the Parent Merger Shares, if any, to which such Person is entitled pursuant to Section 2.06(b) and Section 2.06(e) and in accordance with the Parent Merger Shares Spreadsheet, for which Parent Merger Shares Parent will file a Registration Statement pursuant to Section 5.11.

(g) Any portion of the Parent Merger Shares that remains unclaimed six (6) months or more after the Effective Time (or, in the case of any payment of Additional Payments, six (6) months or more after the first payment of such amounts) shall be returned to the Equityholder Representative, upon demand, and any such Equityholder shall look only to the Exchange Agent and the Equityholder Representative for payment of the applicable consideration under Section 2.06; provided, that any funds payable from the Equityholder Representative Expense Fund shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement at the respective times and subject to the contingencies specified herein and therein.

(h) Any portion of the applicable consideration under Section 2.06 made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(i) Notwithstanding anything to the contrary contained here, Parent and the Surviving Corporation and their Affiliates shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by any Equityholder two (2) years after the Effective Time (or, in the case of Additional Payments, if any, two (2) years after the first payment of such amounts) (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. The Exchange Agent shall deliver any such funds to Parent within fifteen (15) Business Days after the applicable two (2)-year anniversary by wire transfer or immediately available funds.

Section 2.10 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time, that are not voted in favor of (or the holder of which has not executed a consent to) the adoption of this Agreement and the Merger and in respect of which appraisal or dissenter’s rights shall have been perfected in a timely manner pursuant to Section 262 of DGCL (the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration payable to the Equityholders pursuant to Section 2.06, unless and until such holder of Dissenting Shares shall have effectively withdrawn, lost or failed to perfect such holder’s appraisal or dissenter’s rights under DGCL (any such holder so withdrawing, losing or failing to perfect, a “Reverting Holder”). Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of DGCL with respect to Dissenting Shares. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Reverting Holder’s Dissenting Shares shall thereupon cease to be “Dissenting Shares” and shall be deemed to have been converted into and have become exchangeable for, as of the Effective Time, the right to receive the consideration due to such holder in respect of such Shares pursuant to Section 2.06, subject to compliance with Section 2.09. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to Equityholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under DGCL. The Company and the Surviving Corporation shall not, except with the prior written consent of Parent, which may be granted in Parent’s sole and absolute discretion, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands, except as required by Law.

Section 2.11 Equityholder Representative Expense Fund. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall deposit Twenty-Five Thousand ($25,000) with the Equityholder Representative pursuant to Section 2.08(b)(i)(C), to hold in a separate bank account (the “Equityholder Representative Expense Fund”). Parent shall deposit up to an additional One Hundred Thousand United States Dollars ($100,000) in the Equityholder Representative Expense Fund, upon the Equityholder Representative’s request, which request shall not exceed $25,000 per fiscal quarter. Such additional amounts deposited to the Equityholder Representative Expense Fund, i.e. any amounts in excess of the initial $25,000, shall reduce the amount of any unpaid Additional Payments.

Section 2.12 Earnout Consideration.

(a) Subject to amounts set forth in any Notice of Claim timely given, the Equityholders shall be entitled to receive Additional Payments set forth in Earnout Schedule attached hereto as Schedule 2.12, after deduction of the amounts contemplated by Articles II and IX as set forth on the Additional Payout Spreadsheet. The Additional Payout Spreadsheet shall set forth the terms and conditions pursuant to which, (i) Parent will pay Earnout Consideration of up to Fourteen Million United States Dollars ($14,000,000) if the milestones are achieved, (ii) Parent will pay Earnout Consideration during the five to ten-year earnout periods of up to fifteen percent (15%) of net collections for sales of DetermaIOTM, DetermaRxTM, Company Pharma Tests, and Company Transplant IP tests and products, and (iii) Parent will pay Earnout Consideration during a seven year earnout period of up to seventy-five percent (75%) of net collections from the sale or license of the Company Transplant IP to a Third Party.

(b) Between the date of this Agreement and Closing, certain pre-Closing creditors of the Company may agree to waive the amounts owed to them by the Company as of the Closing in exchange for distributions of Additional Payments. Such pre-Closing creditors, and the amounts that they agree to receive from distributions of Additional Payments in exchange for waiving the amounts owed to them as of Closing in writing, shall be set forth on the Closing Payment Certificate. The amounts (any or all of which may be paid in cash or Parent Common Stock as approved by the Parent) that the Company’s and its Subsidiaries’ creditors agree to receive from distributions of Additional Payments in exchange for waiving the amounts owed to them as of Closing as well as any Taxes (other than personal income and employment Taxes not imposed under Sections 280G, 409A, or 4999 of the Code), Losses, or penalties imposed on, or incurred by, the Key Employees in connection with the execution of this Agreement, the Closing, the transactions contemplated by this Agreement, or any resulting examinations by any Tax authority shall be referred to herein as the “Restructured Liabilities”. To the extent not otherwise provided for in this Section 2.12(b), Restructured Liabilities shall also include the amount of any payments to the Key Employees that are necessary to place them in the same economic position (i.e., net of Taxes, penalties, interest, and other additions thereto) they would have been in had Taxes with respect to the transactions contemplated by this Agreement only been imposed on the Key Employees under Section 1 of the Code, Section 871 of the Code or any employment Taxes, and similar applicable income and employment tax provisions of state or non-U.S. jurisdiction law, in each case as such provisions would have applied. Therefore, prior to Equityholders receiving Additional Payments, if any, all or a partial amount of such Additional Payments shall be used to pay the Restructured Liabilities.

(c) If the Liabilities of the Company exceeds the Assumed Liabilities, and the Closing occurs, all debts, liabilities, obligations, restrictions and duties of the Company shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation as of the Closing Date. With respect to cash advances paid by Parent to the Company in the amounts of (i) Three Hundred Twenty Five Thousand United States Dollars ($325,000) pursuant to the license and collaboration term sheet between Parent and the Company and (ii) Two Hundred Twenty Five Thousand United States Dollars ($225,000) pursuant to the amended and restated promissory note made by the Company in favor of Parent, and, to the extent that the Surviving Corporation or any of its Affiliates pays, performs or discharges Transaction Expenses or other Liabilities in an aggregate amount in excess of the Assumed Liabilities (such cash advances and such excess Transaction Expenses and other Liabilities, collectively, the “Excess Liabilities”), Parent may setoff such Excess Liabilities against any Additional Payments that subsequently becomes due and payable pursuant to this Agreement, but are not yet paid. Therefore, in such situation, prior to Equityholders receiving Additional Payments, if any, all or a partial amount of such Additional Payments shall be used to pay such Liabilities in excess of the Assumed Liabilities.

Section 2.13 Additional Payments. Subject to Article IX and to amounts set forth in any timely Notice of Claim, any time when (x) any portion of the funds held in the Equityholder Representative Expense Fund shall become payable pursuant to Section 8.03(a); (y) any Refunded Liability Amounts shall become payable pursuant to Schedule 2.12; or (z) any Earnout Consideration shall become payable, in each case to satisfy Restructured Liabilities, Excess Liabilities, and/or to be distributed to the Equityholders (each an “Additional Payment”):

(a) the Equityholder Representative shall prepare and deliver to Parent and the Exchange Agent a spreadsheet showing the Equityholder Representative’s calculations of the following items (each, an “Additional Payout Spreadsheet”), which spreadsheet shall be reasonably acceptable to Parent:

(i) in connection with the payment of Additional Payments, the amount of each Additional Payment to be paid to an Equityholder, after giving effect to payments of Restructured Liabilities and/or Excess Liabilities, based on their Earnout Percentages of any Additional Payment, together with the name, address and, if available, email address or fax number for each such Equityholder;

(ii) in connection with the payment of Additional Payments, the amount of such Additional Payments used to make a payment of Restructured Liabilities, together with the name, address and, if available, email address or fax number for each such person receiving payment of Restructured Liabilities;

(iii) in connection with the payment of Additional Payments, the amount of such Additional Payment used to make a payment of Excess Liabilities, together with the name, address and, if available, email address or fax number for each such person receiving payment of Excess Liabilities; and

(iv) the portion of the Additional Payments so far (A) used to pay Restructured Liabilities, (B) used to pay Excess Liabilities, and (C) paid to each Equityholder after giving effect to the Additional Payments covered by such Additional Payout Spreadsheet.

(b) The Exchange Agent shall make payments of funds held in the Equityholder Representative Expense Fund (pursuant to Section 8.03(a)), Refunded Liability Amounts, Restructured Liabilities, Excess Liabilities, and Earnout Consideration to Equityholders, as set forth in the Additional Payout Spreadsheet; provided, that any Person that is an Ineligible Person shall only be entitled to receive the amount in cash equal to the value of such Additional Payment. For the avoidance of doubt, all Restructured Liabilities payable with respect to Key Employees will be paid to the recipients thereof through the Parent’s or its Affiliate’s payroll and shall not be paid to the Exchange Agent or the Equityholder Representative, but shall be separately identified and included on the Additional Payout Spreadsheet. In addition, any employer portion of employment taxes (or similar obligations) payable with respect to the Restructured Liabilities shall reduce Additional Payments (at the time such related Additional Payments are payable) and such amounts shall be retained by the Parent.

(c) For purposes of illustration only, prior to Closing Annex C will contain an exemplar of an Additional Payout Spreadsheet.

Section 2.14 Reliance on Payout Spreadsheets. The Parties agree that Exchange Agent, Parent and Merger Sub shall be entitled to rely on the Pro Forma Initial Consideration Payout Spreadsheet and any Additional Payout Spreadsheet for purposes of delivering and/or making payments of the Liabilities, Parent Merger Shares and any Additional Payment. In addition, the Exchange Agent, Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in the Pro Forma Initial Consideration Payout Spreadsheet or any Additional Payout Spreadsheet. For purposes of determining an Equityholder’s Closing Percentage, or Earnout Percentage, the Exchange Agent, Parent and Merger Sub shall be entitled to rely on the Pro Forma Initial Consideration Payout Spreadsheet and any Additional Payout Spreadsheet agreed upon between Parent and the Equityholder Representative from time to time. No effect shall be given to any subsequent transfer by an Equityholder of the right to receive all or any portion of the Parent Merger Shares or any Additional Payment.

Section 2.15 Withholding Tax. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provision of Tax Law. Except for any withholding required as a result of a failure to deliver the certificates described in Section 2.08(c)(x) and any withholding on compensatory payments made in connection with the transactions contemplated by this Agreement, before making any such deduction or withholding, the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation (as the case may be) shall give the Equityholder Representative notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least ten (10) Business Days before such deduction or withholding is required, in order for the Equityholder Representative to obtain reduction of or relief from such deduction or withholding to the extent allowed under applicable Law. To the extent that amounts are properly so withheld by the Exchange Agent, Parent, Merger Sub and the Surviving Corporation (as the case may be) and paid to the applicable Governmental Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Exchange Agent, Parent, Merger Sub and the Surviving Corporation (as the case may be).

Section 2.16 Lost Certificates. [INTENTIONALLY OMITTED].

Section 2.17 No Fractional Shares. No certificate or scrip for fractional shares of Parent Common Stock shall be issued as part of the Parent Merger Shares or any Additional Payment. In lieu of any such fractional share, Parent shall, in its sole discretion, either (a) deliver the cash value of such fractional share for purposes of making payments of the Parent Merger Shares and any Additional Payment or (b) round the number of shares of Parent Common Stock down to the next whole share and adjust the cash portion of the Parent Merger Shares or the applicable Additional Payment accordingly. The cash value of any fractional share shall equal the applicable fraction multiplied by the applicable value of the Parent Merger Shares or applicable value of the Parent Earnout Shares, as the case may be, rounded up to the nearest cent, and as such values are calculated in accordance with this Agreement.

Section 2.18 Maximum Shares Issuable. The total number of shares of Parent Common Stock issued pursuant to this Agreement shall never exceed 7,861,000.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as each section or subsection of the representations and warranties below is qualified by the corresponding section or subsection of the Disclosure Schedules attached hereto, the Company hereby represents and warrants to Parent as follows:

Section 3.01 Organization; Authority; Board Approval.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and is qualified to do business South Dakota. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by vote of the directors of the Company at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Equityholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with DGCL, (iii) directed that this Agreement be submitted to the Equityholders for adoption, and (iv) resolved to recommend that the Equityholders approve and adopt this Agreement and the Merger (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration by the Equityholders. The Company Board has not subsequently rescinded or modified the Company Board Recommendation.

(c) Section 3.01(c) of the Disclosure Schedules sets forth each jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business, and each of the Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Subsidiaries. Section 3.02 of the Disclosure Schedules lists each Subsidiary of the Company and identifies the type of legal entity of such Subsidiary. Except as provided in Section 3.02 of the Disclosure Schedules, the Company (a) does not have, and has not ever previously had, any Subsidiaries and (b) does not own, directly or indirectly, any stock or other equity interests in any other corporation, partnership, joint venture, limited liability company, trust or other legal entity, other than investment securities. Each of the Subsidiaries listed on Section 3.02 of the Disclosure Schedules (i) is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its incorporation or organization, as applicable; (ii) has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted; and (iii) is wholly-owned, directly, by the Company. All of the outstanding shares of capital stock and equity interests of each of the Company’s Subsidiaries are owned solely by the Company and have been duly authorized, validly issued, and are fully paid and non-assessable.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists solely of 166,051,198 shares of Preferred Stock and 284,000,000 shares of Common Stock (collectively, the “Shares”), of which 20,142,664 shares of Common Stock and 159,517,461 shares of Preferred Stock are issued and outstanding as of the date hereof and as of the Closing Date. Section 3.03(a) of the Disclosure Schedules sets forth, as of the date hereof and as of the Closing Date, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth in Section 3.03(c) of the Disclosure Schedules, as of the date hereof, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, the Company or any of its Subsidiaries. Section 3.03(c) of the Disclosure Schedules sets forth the following for each Option and Warrant: (i) the name of the Optionholder or Warrantholder, as applicable, (ii) the grant date, (iii) the exercise price, and (iv) the portion of such Option or Warrant that has vested. As of the Closing Date, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, the Company or any of its Subsidiaries. Except as set forth in Section 3.03(c) of the Disclosure Schedules, the Company and each of its Subsidiaries do not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(d) Except for the Organizational Documents or as set forth in Section 3.03(d) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or any interests in the Company’s Subsidiaries to which the Company is a party.

(e) Section 3.03(e) of the Disclosure Schedules sets forth all of the directors and officers of the Company and each of its Subsidiaries as of the date hereof and as of the Closing Date.

Section 3.04 No Consents; No Conflicts.

(a) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except (i) for the filing of the Certificate of Merger, (ii) for any other filings, submissions and approvals required under applicable Law, including foreign, antitrust, competition or merger control Law, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to give rise to a cost or expense, or (iv) as may be necessary as a result of any facts and circumstances relating to the identity of Parent or any of its Affiliates as opposed to any other potential acquiror.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or result in a violation or breach of, or default under, any provision of Organizational Documents of the Company or any of its Subsidiaries;

(ii) conflict with or result in a violation or breach of any provision by the Company of any Law or Governmental Order applicable to the Company;

(iii) except as set forth in Section 3.04(b)(iii) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (A) any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject or (B) any Permit for the properties, assets or business of the Company or any of its Subsidiaries; or

(iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of the Company or any of its Subsidiaries.

Section 3.05 Financial Statements.

(a) By February 15, 2021, complete copies of the Company’s unaudited financial statements consisting of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the years ended 2020, 2019, 2018 and 2017 and the related statements of operations and cash flow for the year then ended (the “Financial Statements”) shall be attached to Section 3.05(a) of the Disclosure Schedules.

(b) Except as set forth in Section 3.05(b) of the Disclosure Schedules, the Financial Statements have been prepared on a consistent basis throughout the period involved. The Financial Statements are based on the Books and Records of the Company and its Subsidiaries and fairly present, in all respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated thereon. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 is referred to herein as the “Most Recent Balance Sheet” and the date thereof as the “Most Recent Balance Sheet Date.”

Section 3.06 Undisclosed Liabilities. Except for (a) Liabilities the dollar amounts of which are set forth on Section 3.06 of the Disclosure Schedules or (b) Liabilities the dollar amounts of which are set forth in Section 3.08 of the Disclosure Schedules that are executory performance obligations arising under contracts entered into by the Company or its Subsidiaries (excluding Contracts regarding indebtedness for borrowed money) to which the Company or any of its Subsidiaries is a party or otherwise bound (except to the extent arising out of a breach thereof by the Company or its applicable Subsidiary), and/or (c) Liabilities which are adequately reflected or reserved against in the Most Recent Balance Sheet, the Company does not have any liabilities, Indebtedness, obligations, Change in Control and Compensation Payments, Transaction Expenses, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”).

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedules, since the Most Recent Balance Sheet Date there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or any of its Subsidiaries;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (other than in the ordinary course of business consistent with past practice);

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) change in any method of accounting or accounting practice;

(g) change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract (other than in the ordinary course of business);

(i) incurrence, assumption or guarantee of any Indebtedness (other than Permitted Indebtedness) except unsecured current obligations and Liabilities;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Most Recent Balance Sheet or cancellation of any debts or entitlements (other than in the ordinary course of business);

(k) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property (other than in the ordinary course of business);

(l) amount of damage, destruction or loss (whether or not covered by insurance) to any of its assets or property;

(m) loan (or forgiveness of any loan), advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any Person;

(n) termination, modification or amendment of any Material Contract;

(o) capital expenditures in excess of Five Thousand U.S. Dollars ($5,000) in the aggregate;

(p) imposition of any Encumbrance upon any of its properties, capital stock or assets, tangible or intangible (other than Permitted Encumbrances);

(q) change in any compensation or benefits arrangement or agreement with any of its employees, officers, directors or any stakeholder;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) entry into any other transaction with any of its stakeholders, directors, officers and employees (other than in the ordinary course of business);

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) change in any tax election or method of tax accounting, filing of any amended Tax Return, consent to any waiver or extension of any applicable statute of limitations with respect to Taxes (except to the extent adequate accruals for such Taxes are reflected in the Financial Statements), or enter into any settlement or final determination of any Tax audit, claim, investigation, litigation or other proceeding or assessment in excess of the accruals for such Taxes reflected in the Financial Statements;

(y) cancellation or forfeiture of any of its debts or claims or any waiver of any of its rights;

(z) acceleration or delay in the collection of its notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(aa) delay or acceleration in the payment of any of its accounts payable or other Liability beyond or in advance of its due date or the date when such account payable or other Liability would have been paid in the ordinary course of business consistent with past practice;

(bb) payment of a Liability more than ninety (90) days in advance of when due;

(cc) labor dispute or any activity or proceeding by a Union or representative thereof to organize any of its employees, or any lockouts, strikes, work stoppages or any threats thereof or any slowdowns or threats thereof by or with respect to such employees;

(dd) any Contract with any of its Affiliates; or

(ee) agreement to take any of the actions specified in this Section 3.07.

Section 3.08 Material Contracts.

(a) Except as set forth in Section 3.08(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is party to or otherwise bound by:

(i) any Contract that provides for the payment to or from the Company or any of its Subsidiaries of more than Five Thousand U.S. Dollars ($5,000) per year (other than any Contract described below in this Section 3.08);

(ii) any Contract that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” provisions;

(iii) any Contract that provides for the indemnification by the Company of any Person or the assumption of any environmental or other Liability of any Person (other than such customary indemnification and assumption of Liability provisions as are present in commercial agreements with customer and vendors entered into in the ordinary course of business);

(iv) any merger, acquisition, consolidation, sale or other business combination or divestiture transaction Contracts;

(v) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) other than in the ordinary course of business with regard to employees located outside of the United States whose employment agreements contain termination provisions required by applicable Law, any employment, change in control, severance or retention agreement for the benefit of employees that is not terminable by the Company or any of its Subsidiaries, as applicable, at will and without Liability;

(vii) (i) any Contract relating to the Indebtedness (including, without limitation, guarantees) of the Company or any of its Subsidiaries and (ii) any Indebtedness relating to deferred revenue whether or not pursuant to a Contract;

(viii) any Contract with any Governmental Authority;

(ix) any obligation which purports to limit or restrict in any respect (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees, or (B) the manner in which, or the localities in which, all or any portion of the business and operations of the Company or any of its Subsidiaries may be conducted;

(x) any Contract that provides for any joint venture, partnership or similar arrangement, including any share of revenues, profits, losses, costs or liabilities;

(xi) any Contract with its Affiliates (other than in the ordinary course of business);

(xii) any collective bargaining agreements or Contracts with any Union;

(xiii) any Contract with a Material Supplier;

(xiv) any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any products, technology, intellectual property or business of the Company or any of its Subsidiaries, or containing any non-competition covenants restricting the business activities of the Company or any of its Subsidiaries;

(xv) any Contract with a Material Customer;

(xvi) any Real Property Lease;

(xvii) any lease of personal property;

(xviii) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or other third parties;

(xix) any Contract granting an Encumbrance (other than Permitted Encumbrances) upon any of the property or assets of the Company or any of its Subsidiaries other than Encumbrances on Intellectual Property;

(xx) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person;

(xxi) any settlement agreement;

(xxii) any Contract pursuant to which rights of any Third Party are triggered or become exercisable as a result of the execution of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder, either alone or in combination with any other event;

(xxiii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any of its Subsidiaries (A) in connection with this Agreement or (B) in the ordinary course of business consistent with past practice; and

(xxiv) any power of attorney granted by the Company or any of its Subsidiaries (all such Contracts disclosed, or required to be disclosed, in response to clauses (i) through (xxiii) above, the “Material Contracts”).

(b) Each Material Contract is valid and binding on the Company or its Subsidiaries and, to the Company’s Knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and written waivers thereunder) have been made available to Parent. There are no oral waivers under the Boustead Agreement, any Contract for employment between the Company and an employee of the Company, and any contract between an Equityholder and the Company.

Section 3.09 Title to Assets; Condition of Assets.

(a) The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Most Recent Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet delinquent;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and that are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances, conservation restriction, land use and environmental regulations and other similar encumbrances affecting Real Property that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as whole;

(iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole;

(v) liens granted to any lender at the Closing in connection with any financing by Parent or any of its Affiliates of the transactions contemplated hereby;

(vi) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased; and

(vii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole.

(b) The properties and assets owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets used in, or necessary for, the operation of the business of the Company, as currently conducted. All properties and assets (other than real property and intangible property) of the Company and its Subsidiaries are in good operating condition, subject to normal wear and tear, and are free of any defects.

Section 3.10 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any Real Property.

(b) Section 3.10 of the Disclosure Schedules sets forth a true and complete list of each lease (each, a “Real Property Lease”) under which the Company or any of its Subsidiaries is lessee of any Real Property owned by any Third Party (the “Leased Real Property”). The Company has made available to Parent true and complete copies of all Real Property Leases, including any amendments thereto, and there is not currently in effect any sublease or assignment of such Real Property Lease entered into by the Company or any of its Subsidiaries, as applicable. Each Real Property Lease is valid, binding and in full force and effect, and none of the Company, any of its Subsidiaries or, to Company’s Knowledge, any other party thereto is in breach or default thereunder and to Company’s Knowledge no event has occurred that, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Company and each of its Subsidiaries have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There exists no impediment to its or its Subsidiaries’ right to quiet enjoyment of each of the Leased Real Properties. Except for Permitted Encumbrances, there are no agreements to which Company is a party governing or affecting the occupancy or tenancy of any of the Leased Real Property by any Person other than the Company or any of its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has received any written notice (or been served with legal process to the effect) or, to the Company’s Knowledge, received oral notice that the whole or any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and no such condemnation or other taking is threatened in writing. The current use, occupancy and operation of the premises leased pursuant to the Real Property Leases by the Company or any of its Subsidiaries, as applicable, is in compliance with and permitted by the terms of the Real Property Leases.

(c) The Leased Real Property constitutes all of the real property that is used in the business of the Company and its Subsidiaries or occupied by the Company or any of its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries. To the Company’s Knowledge, the buildings and structures and improvements located on the Leased Real Property are in adequate condition, subject to normal wear and tear, and are free of any defects.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a correct and complete list of (i) all Company Intellectual Property that is subject to any registration, application or other filing by, to or with any Governmental Authority (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, copyrights, issued and reissued patents and pending applications for any of the foregoing, and (ii) unregistered Company Intellectual Property that is material to the business of the Company. All filings and fees required to maintain in effect or continue the prosecution of the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. None of the Company’s or any of its Subsidiaries’ patents or patent applications that protect Company Intellectual Property or Company Products have lapsed or been abandoned. No Trade Secrets related to Company Products have been made public. The Company and its current directors, officers and employees have not taken any actions that would make such Trade Secrets public or become published by the passage of time. At the Closing, the Company will provide all Trade Secrets in tangible form or through a cloud storage service agreed upon between the Company and Parent.

(b) Other than as set forth in Section 3.11(b) of the Disclosure Schedules, there are no fee payments, filings, or other actions due or required within sixty (60) days of the Closing to maintain any Intellectual Property Registrations in good standing.

(c) The Company or one of its Subsidiaries has good and marketable title to, and possesses all right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrances (except for Permitted Encumbrances). Other than as set forth in Section 3.11(c) of the Disclosure Schedules, the Company Intellectual Property constitutes all of the Intellectual Property used by the Company or any of its Subsidiaries in the business of the Company as currently conducted. Neither the Company nor any of its Subsidiaries has in the past seven (7) years, (i) granted any exclusive license of or exclusive right to use any Company Intellectual Property that remains in effect, (ii) authorized the retention of any exclusive rights to use any Company Intellectual Property that remain in effect, (iii) granted to a Third Party a right to sublicense any Company Intellectual Property, or (iv) agreed to joint ownership of any Company Intellectual Property.

(d) All Intellectual Property created or developed by any current or former officers, directors, employees, agents, consultants, or contractors of the Company or any of its Subsidiaries (“IP Participant”) is either solely and exclusively owned by the Company or such Subsidiary by operation of law or has been fully assigned to the Company or such Subsidiary pursuant to written assignments and all payments or other consideration payable in connection with any such assignments has been paid in full. The Company has made available to Parent a copy of all such assignments.

(e) No IP Participant: (i) is in violation of any term or covenant of any Contract relating to any invention disclosure, invention assignment, non-disclosure or non-competition with any other party by virtue of such IP Participant being employed by, or performing services for, the Company or any of its Subsidiaries or using Trade Secrets or proprietary information of others without permission; or (ii) has developed any Intellectual Property for the Company or any of its Subsidiaries that is subject to any agreement under which such IP Participant has assigned or otherwise granted to any Third Party any rights in or to such Intellectual Property.

(f) All Intellectual Property Registrations are subsisting and all Company Intellectual Property is valid and enforceable. No registration, or application therefor, for any of the Intellectual Property Registrations has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any Governmental Authority. The Company and its Subsidiaries will continue to maintain all of their respective rights in the Intellectual Property Registrations prior to and at the Closing so as not to adversely affect the validity or enforceability of such Intellectual Property Registrations (excluding pending applications).

(g) All Company Intellectual Property was developed at private expense. No Governmental Authority or university has any rights, titles or interests in or to any Company Intellectual Property, including any rights to use or receive payment for the use of such Company Intellectual Property.

(h) Section 3.11(h) of the Disclosure Schedules is a correct and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries is licensed or is otherwise authorized to use, whether on an exclusive or nonexclusive basis, any Intellectual Property of another Person, excluding any agreements under which a non-exclusive license of unmodified, off-the-shelf software in object code form is granted to the Company or access to a “software-as-a-service” offering is provided to the Company, in each case for a one-time or annual fee of no more than Five Thousand U.S. Dollars ($5,000) (collectively, “OTS Licenses”).

(i) Other than as set forth in the Contracts listed in Section 3.11(h)(i) of the Disclosure Schedules, neither the Company nor any Subsidiary is obligated under any Contract to pay any fees, royalties or other payments for use of any Intellectual Property owned by a Third Party.

(ii) Section 3.11(h)(ii) of the Disclosure Schedules sets forth a complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has licensed to another Person for any purpose any Company Intellectual Property other than non-exclusive licenses granted to Company’s or any of its Subsidiaries’ customers in the ordinary course of business substantially in accordance with the Company’s or its Subsidiaries’ standard forms (“Standard Licenses”). The Company has made available to Parent copies of all agreements required to be listed in Section 3.11(h)(i) or Section 3.11(h)(ii) of the Disclosure Schedules and of all OTS Licenses and Standard Licenses. All such agreements and licenses are valid and binding on the Company, the applicable Subsidiary and, to the Company’s Knowledge, the other parties thereto, and the Company or applicable Subsidiary, on the one hand, and, to the Company’s Knowledge, the other parties thereto, on the other hand, are in full compliance with the terms and conditions of all such agreements. In the last five (5) years, neither the Company nor any Subsidiary has received any written notice that it is in default or (with the giving of notice or lapse of time or both) would be in default under any Contract with respect to any Intellectual Property. There are no disputes or claims outstanding with respect to any Contract involving any Intellectual Property. There are no disputes or claims threatened by any Third Party with respect to any Contract involving any Intellectual Property.

(i) Section 3.11(i) of the Disclosure Schedules identifies each item of Software that is owned by the Company or any of its Subsidiaries (“Owned Software”). All Owned Software and, to the Company’s Knowledge, other Software used in the conduct of the Company’s or its Subsidiaries’ businesses, is free from any defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and conforms with its documentation with respect to performance, features, and functionality. Except as set forth in Section 3.11(i) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have transferred ownership rights in Owned Software to any Person and has not disclosed or placed in escrow any source code for Owned Software, and is not otherwise required to do so.

(j) No Owned Software is, in whole or in part, offered under, subject to or distributed under a Contract or distribution model that either does or, depending on how such Software is used or distributed, may: (i) prohibit or restrict a Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software, (ii) require the distribution or making available of source code of any Software, (iii) except as specifically permitted by Law, grant any right to any Person (other than the Company) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any Software, (iv) require the licensing of any Software for the purpose of making derivative works or (v) restrict a Person’s ability to place restrictions on Software.

(k) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets of the Company or provided by any Third Party to the Company or such Subsidiary, including requiring IP Participants to execute and deliver to the Company or such Subsidiary a written agreement regarding the protection of Trade Secrets. All IP Participants are in compliance with such agreements. The Company and its Subsidiaries have implemented and maintain a reasonable security plan for the Trade Secrets that are either Company Intellectual Property or Licensed Intellectual Property consistent with industry practices of companies of a similar size offering similar services. Neither the Company nor any of its Subsidiaries have experienced a breach of security or unauthorized access by Third Parties to the Company’s or any of its Subsidiaries’ confidential information, including personally identifiable information of Third Parties, in the possession, custody or control of the Company or any of its Subsidiaries in the last six (6) years that will result in Losses to Parent or the Surviving Corporation.

(l) The conduct of the business of the Company and its Subsidiaries as currently and formerly conducted, the Company Products and services, and the Company Intellectual Property, whether individually or in combination, have not and do not infringe, violate or misappropriate any Third Party Intellectual Property (including any Third Party Intellectual Property for which the Company has sent notice to terminate or end such license or the rights granted thereunder prior to Closing) or any Licensed Intellectual Property, in each case, in any respect. The current commercialization, use, manufacture, sale, offer for sale, importation, distribution, display or other exploitation of the Company Products and services or Company Intellectual Property, whether individually or in combination, does not require a license of, or other grant of a right to use, any additional Third Party Intellectual Property and does not require any royalty, license, fee or other payment to any Third Party. In the last six (6) years, neither the Company nor any of its Subsidiaries has received any communication, and no action has been instituted, settled or, to the Company’s Knowledge, threatened in writing that alleges any such infringement, violation or misappropriation. No valid basis or other facts or circumstances exist for any such action or threatened action.

(m) No Company Intellectual Property is subject to any outstanding Governmental Order restricting or limiting its use or exploitation of which the Company or any of its Subsidiaries has received written notice.

(n) With respect to the Company Intellectual Property and Licensed Intellectual Property:

(i) The consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property, or give any non-Company or non-Subsidiary party to any Contract concerning Company Intellectual Property the right to do any of the foregoing;

(ii) As of the Closing, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under the Company Intellectual Property and Licensed Intellectual Property to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay;

(iii) The Company and its Subsidiaries have not been notified in writing of any Third Party dispute regarding the scope of any Company Intellectual Property or any Contracts relating to any Licensed Intellectual Property or Company Products;

(iv) Neither the Company nor any of its Subsidiaries is required under any Contract relating to Intellectual Property to obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(v) No Third Party licensor of Licensed Intellectual Property has ownership or license rights, whether or not contingent, to improvements or derivative works made by the Company or any of its Subsidiaries of that Licensed Intellectual Property;

(vi) As of the Closing, there are no issued patents, registered Software, registered Copyrights, pending patent applications, pending Software registrations, pending Copyright applications or other pending Third Party Intellectual Property applications or registrations that when issued, registered or granted will adversely affect the Parent’s or the Surviving Corporation’s ability to commercialize, use, manufacture, sale, offer for sale, import, distribute, display or otherwise exploit the Company Products and services or Company Intellectual Property during the Earnout Period or that will require a license of, or other grant of a right to use, any Third Party Intellectual Property or that will require any royalty, license, fee or other payment to any Person during the Earnout Period.

Section 3.12 Inventory. Neither the Company nor any of its Subsidiaries has any inventory.

Section 3.13 Accounts Receivable and Accounts Payable.

(a) The accounts receivable reflected on the Balance Sheet and the Most Recent Balance Sheet, the unbilled accounts receivable and the accounts receivable arising after the dates thereof (i) are recorded consistent with past practice net of adequate reserves; (ii) have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (iii) constitute only valid claims of the Company or any of its Subsidiaries not, to the Company’s Knowledge, subject to dispute, claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iv) do not reflect any cash discounts except as specifically reflected in the Most Recent Balance Sheet.

(b) The accounts payable and accrued expenses reflected on each of the Balance Sheet and the Most Recent Balance Sheet and the accounts payable and accrued expenses arising after the dates thereof have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the purchase of goods or the receipt of services in the ordinary course of business consistent with past practice.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedules, there are no loans payable to any directors, officers, employees or stockholders of the Company or any of its Subsidiaries or any of their respective Affiliates.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid or incurred an obligation to pay an amount greater than or equal to Five Thousand United States Dollars ($5,000) in the aggregate to the Company or any of its Subsidiaries for goods or services rendered for any of the three (3) most recent fiscal years (the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer in excess of Twenty Five Thousand United States Dollars ($25,000) during such periods. Neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, oral notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Company or any of its Subsidiaries or to terminate or reduce its customer relationship with the Company or any of its Subsidiaries, other than Material Customers party to Contracts due to expire pursuant to the terms of such agreements.

(b) Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any of its Subsidiaries has paid or incurred an obligation to pay consideration for goods or services rendered in an amount greater than or equal to Five Thousand United States Dollars ($5,000) in the aggregate for either of the three (3) most recent fiscal years (collectively, the “Material Suppliers”) and (ii) the amount of purchases in excess of Twenty Five Thousand United States Dollars ($25,000) from each Material Supplier during such periods. Neither the Company nor any Subsidiary has received any written notice or, to the Company’s Knowledge, oral notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to terminate or reduce its relationship with the Company other than Material Suppliers party to Contracts due to expire pursuant to the terms of such agreements.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules is a correct and complete list, by type, carrier, policy number, self-insured retention, policy period, coverage amount and expiration date, of all insurance coverage carried by the Company or any of its Subsidiaries, indicating, with respect to each such policy, whether it is occurrence based or claims made. No claims have been made under any of the policies listed in Section 3.15 of the Disclosure Schedules for which coverage was denied during the past five (5) years. All premiums with respect thereto have been paid to the extent due. Neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s Knowledge, oral notice of cancellation or non-renewal of any such policy or binder. All insurance policies set forth on Section 3.15 of the Disclosure Schedules are in full force and effect. None of such insurance policies will terminate or lapse by reason of the execution and delivery of this Agreement. In the past five (5) years, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor during this period has coverage been limited by any insurance carrier to which it has applied for any insurance policy or with which it has carried an insurance policy. The Company and each of its Subsidiaries has complied with the provisions of each insurance policy under which it is the insured. No insurer under any of the policies listed in Section 3.15 of the Disclosure Schedules has cancelled, provided the Company or any of its Subsidiaries with a written notice of if its intention to cancel or to not renew any such policy, or indicated an intent to increase premiums on any such policy. There are no claims related to the business of the Company and its Subsidiaries (i) that have not been reported to the insurer or (ii) pending under any insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Each of the insurance policies set forth on Section 3.15 of the Disclosure Schedules is sufficient for compliance with all insurance coverage requirements in the Contracts to which the Company or applicable Subsidiary is a party or by which it is bound.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.16 of the Disclosure Schedules, there are no Actions pending or threatened in writing (i) against or by the Company or any of its Subsidiaries affecting any of their respective properties or assets (or by or against any Equityholder or any Affiliate thereof and relating to the Company or any of its Subsidiaries); or (ii) against or by the Company, any of its Subsidiaries, any Equityholder or Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents. To the Company’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiary or any of their respective properties or assets.

(c) There are no settlements or orders relating to any Actions previously settled or dismissed that require any payments or action to be taken, or not to be taken, by the Company following the date hereof.

Section 3.17 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and for the past seven (7) years, has been, in compliance with all Laws applicable to them or any of their respective assets or properties.

(b) Neither the Company nor any Subsidiary has received written notice or, to the Company’s Knowledge, oral notice from any Governmental Authority to the effect that (i) it is not in compliance with any Laws or (ii) an investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending.

(c) No investigation or review by any Governmental Authority of the Company or any of its Subsidiaries is threatened.

(d) None of the Company, any of its Subsidiaries, directors, officers, employees, or, to the Company’s Knowledge, distributors, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, given or agreed to give any unlawful gift, bribe, kickback or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given); neither the Company nor any of its Subsidiaries have (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) violated any of the provisions of The Foreign Corrupt Practices Act of 1977 (or similar non-U.S. Laws), or (iii) given or received any illegal discounts or rebates or any other violation of Antitrust Laws

(e) In connection with this Agreement, the Transaction Documents, the Merger and the transactions contemplated hereby and thereby, the Company and each of its Subsidiaries, directors, officers, employees, and, to the Company’s Knowledge, distributors, agents or other Persons acting on behalf of the Company or any of its Subsidiaries has complied with all of the conditions to be met in offerings subject to limitation on manner of offering to meet the requirements for Parent to offer and sale its securities to Equityholders pursuant to the exemption for limited offers and sales without regard to dollar amount of offering set forth in the Code of Federal Regulations (“CFR”) 17 CFR §230.506, including §230.501 and §230.502. Without limiting the foregoing, none of the Company, any of its Subsidiaries, directors, officers, employees, or, to the Company’s Knowledge, distributors, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, used any form of general solicitation or general advertising and, prior to the Effective Time, the Company has furnished each Equityholder, including any Equityholder that is not an “accredited investor”, all of the information concerning this Agreement, the Transaction Documents, the Merger consideration and the transactions contemplated hereby and thereby, required to comply with 17 CFR §230.506, including §230.501 and §230.502. The Company has taken reasonable steps to verify that all of its Equityholders are “accredited investors”.

Section 3.18 Permits. The Company and its Subsidiaries own or possess all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted. All Permits of the Company and its Subsidiaries are listed on Section 3.18 of the Disclosure Schedules and are valid and in full force and effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Permits. The names and respective dates of issuance and expiration of each Permit is set forth on Section 3.18 of the Disclosure Schedules. All fees and charges with respect to such Permits due as of the date hereof and as of the Closing Date have been paid in full. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, will result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18 of the Disclosure Schedules. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance with the terms and conditions of all of their Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or threatened other than expiration or termination in accordance with the terms thereof. Neither the Company nor any of its Subsidiaries has received any written notice or to Company’s Knowledge oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

Section 3.19 Employee Benefits.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, welfare, health, life, disability, cafeteria, flexible spending, vacation, paid time off, fringe-benefit and other similar compensatory agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained by, sponsored by, contributed to, or required to be contributed to, the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any Liability (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Section 3.19(a) of the Disclosure Schedules also lists for each outstanding option or other equity compensation award the following: (i) grantee’s name, (ii) grant date, (iii) number of shares (1) granted under the award, (2) vested as of the date hereof, and (3) outstanding with respect to such award, (iv) type of award (and if a stock option whether or not the option is a Code section 422 incentive stock option), (v) exercise price or purchase price (if any), and (vi) vesting schedule and maximum term. Section 3.19(a) of the Company Disclosure Letter specifically indicates which Benefit Plans are maintained by the Company or any of its Subsidiaries to provide compensation and benefits to employees or directors of the Company or any of its Subsidiaries primarily located in a country other than the United States and which are governed by laws outside of the United States (“Foreign Employee Plans”).

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) trust agreements and other funding arrangements, including insurance policies and group contracts; (iv) the most recent summary plan description and any summaries of modifications thereto; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Forms 5500, with schedules attached and the three (3) most recent annual reports required to be filed by a relevant non-U.S. Governmental Authority with respect to such Foreign Employee Plans; (vii) if applicable, the most recent actuarial valuations related to any Benefit Plans; (viii) applicable coverage and non-discrimination testing results for the three (3) most recently completed plan years for any Benefit Plan that is afforded tax-favorable status under the Code; and (ix) all non-routine correspondence with any Governmental Authority relating to any Benefit Plan during the last three (3) years, including any applications or filings under the Internal Revenue Service’s Voluntary Correction Program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c) None of the Benefit Plans is and the Company and its ERISA Affiliates have not, at any time during the last six (6) years, sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” subject to Sections 4063 and 4064 of ERISA; or (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40).

(d) Each Benefit Plan has been established, funded, operated, administered and maintained in accordance with its terms, and in compliance with applicable Law (including without limitation applicable federal and state securities Laws), including ERISA and the Code and, with respect to any Benefit Plan that constitutes a Foreign Employee Plan, the applicable Laws of the relevant non-US jurisdiction. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, and since the date of such letter nothing has occurred that would reasonably be expected to cause the loss of such qualification or any tax exemption related to any trust related to such Benefit Plan.

(e) No Benefit Plan under which welfare benefits are provided to employees of the Company or any of its Subsidiaries, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or any of its Subsidiaries. There are no Benefit Plans under which welfare benefits are provided to employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents, or as otherwise required by applicable Law.

(f) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof and prior to the Closing Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g) There have been no “prohibited transactions,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Benefit Plan, nor have there been any fiduciary violations under ERISA that could subject the Company or any of its Subsidiaries (or any employee) to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(h) As of the date hereof and as of the Closing Date, all contributions, premiums and other payments due or required to be paid to (or with respect to) each Benefit Plan have been timely paid, or if not yet due, have been accrued as a liability on the balance sheet of the Company and its Subsidiaries to the extent required by GAAP.

(i) Except as provided in Section 3.19(i) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated herein will (either alone or in conjunction with any other event, including a subsequent termination of employment) (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any payments or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Benefit Plan, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person, (v) result in any compensation payable to any individual in connection with the transactions contemplated herein constituting a Code Section 280G “parachute payment” or being nondeductible to the Company or any of its Subsidiaries under Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code, or (vi) limit or restrict the right of the Company or any of its Subsidiaries to amend or terminate any of the Benefit Plans.

(j) All Benefit Plans that constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code: (i) have at all times been, and are, in compliance with the documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated at all times in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder). Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation to any Person for any Taxes, Losses or penalties imposed under Sections 4999 or 409A of the Code or similar state laws. Any and all “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted or awarded by the Company or any of its Subsidiaries to their respective service providers have been issued with exercise prices of not less than fair market value on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder), and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications, such that the stock rights shall be exempt from Section 409A of the Code.

(k) The Company and its ERISA Affiliates have complied and are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, including the reporting requirements under Sections 6055 and 6056 of the Code, and neither the Company nor any ERISA Affiliate is reasonably expected to incur or to be subject to, any Tax or other penalty under Sections 4980B, 4980D or 4980H of the Code.

(l) No current or former service provider (including any employee) of the Company or any of its Subsidiaries is entitled to participate in any Foreign Employee Plan which is a defined benefit pension plan, final salary plan or any death, disability or retirement benefit, the benefits in any such case which are calculated by reference to age, salary or length of service. No current or former service provider of the Company or any of its Subsidiaries has any material claim or right under any Foreign Employee Plan in respect of any benefits payable on early retirement or redundancy under any such plan which is an occupational pension plan which claim or right was transferred with such service provider to the Company or any of its Subsidiaries pursuant to the Transfer Regulations or laws of the applicable foreign jurisdiction. Each Foreign Employee Plan that must be approved, registered or qualified in the country in which it is maintained by any Governmental Authority in such country, has received, or timely applied for (and it has not been rejected or such application withdrawn), such approval, registration or qualification, and such Foreign Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

Section 3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a correct and complete list of all persons who are employees, independent contractors or consultants of the Company and each of its Subsidiaries as of the date hereof and as of the Closing Date, and sets forth for each such individual the following information: (i) name; (ii) title or position (including whether full or part time); (iii) entity that they are employed by; (iv) hire date; (v) current base salary or hourly pay rate; (vi) commission, bonus or other incentive-based cash compensation; (vii) overtime exemption classification; and (viii) the amount of accrued vacation or other paid time off accrued as of the date hereof and as of the Closing Date.

(b) As of the date hereof and as of the Closing Date, the Company and each of its Subsidiaries (i) have paid or withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Authority; and (ii) paid and contributed all amounts, including payroll Taxes, required to be paid or contributed in respect to the employment of any employee or common law employee or amounts paid to any employee or common law employee.

(c) No Key Employees or, to the Company’s Knowledge, other employee of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or such Subsidiary prior to the Closing Date or within one (1) year following the consummation of the transactions contemplated hereby.

(d) Neither the Company nor any of its Subsidiaries are bound by, or is in the process of negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization purporting to represent any of its employees (collectively, “Union”), and there is not, and has never been any Union representing or, to the Company’s Knowledge, purporting to represent any of their employees. To the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining. There is not and during the past three (3) years there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, its Subsidiaries, or any of their respective employees. There is currently no unfair labor practice charge or any other action, complaint, suit, arbitration, inquiry, proceeding or investigation pending or threatened in writing before the National Labor Relations Board or any other agency having jurisdiction thereof.

(e) The Company and each of its Subsidiaries are in compliance with all Laws relating to employment, employment practices, denial of employment or employment opportunity, discrimination, harassment, termination of employment, leaves of absence, workers’ hazardous materials, occupational health and safety and pay equity, including, without limitation, to the extent applicable, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, and 1991, the Age Discrimination in Employment Act, Employee Retirement Income Security Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, Occupational Safety and Health Act, the California Fair Employment and Housing Act, the California Labor Code, the applicable California Wage Order, all as amended, and any other applicable Law relating to any condition of employment or employment discrimination. Neither the Company nor any of its Subsidiaries has incurred any Liability arising from the misclassification of employees or independent contractors. The Company and each of its Subsidiaries are in compliance with all applicable Laws relating to employee/independent contractor classification, wages and hours, including, without limitation, to the extent applicable, the Fair Labor Standards Act, California wage and hour laws (including, without limitation, Laws regarding meal and rest periods, overtime, sick pay, and employee pay stubs) and other Laws governing wage and hour issues and obligations.

(f) There are not now, nor within the past three (3) years have there been, any Actions or Actions threatened in writing by or before any Governmental Authority or court brought by or on behalf of any employee, former employee, Union or other representative of the employees of the Company or any of its Subsidiaries pending or, threatened in writing, against the Company, its Subsidiaries, or any of their respective employees or directors relating to any labor, employment, or safety matters involving any employee, candidate or non-employee worker, including but not limited to charges of unfair labor practices, discrimination complaints, harassment complaints, retaliation complaints, complaints of unpaid wages or overtime, complaints of overtime exemption misclassification, wrongful discharge, improper background checks, or any other alleged unlawful employment practice, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or its Subsidiaries. There is no reasonable basis for any claim by any current or former employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by the Company or its Subsidiaries, or their respective management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap, any other protected characteristic or activity protected under applicable Laws, or based upon an alleged breach of contract. There are no pending or threatened claims or actions against the Company or any of its Subsidiaries under any worker’s compensation policy, short-term disability plan or policy, or long-term disability plan or policy (other than routine claims for payment of benefits).

(g) The Company has furnished or made available to Parent all written policies and guidelines of the Company and each of its Subsidiaries concerning employment practices, working conditions, hours and other employment matters. The Company and each of its Subsidiaries are in compliance with all such policies and guidelines.

(h) Since the onset of the COVID-19 Pandemic, the Company has maintained adequate network security and policies and practices relating to privacy, electronic records and cybersecurity, including as they relate to the implementation or expansion of remote work programs.

(i) No director, officer or management employee of the Company or any of its Subsidiaries has made any written representations, promises or guarantees of any kind to any employee of the Company or any of its Subsidiaries regarding the employee’s continued employment with the Company or such Subsidiary or the terms of any employee’s compensation following the Closing.

(j) Each current employee of the Company or any of its Subsidiaries, and each former employee of the Company or any of its Subsidiaries that is named on a patent of the Company or its Subsidiaries, is a party to the standard form nondisclosure, confidentiality, invention assignment and non-solicit agreement between such employee and the Company or such Subsidiary. Section 3.20(j) of the Disclosure Schedules sets forth a correct and complete list of all of the Company’s and its Subsidiaries’ current and, to the Company’s Knowledge former, employees, independent contractors, consultants or other inventors who are entitled to receive compensation, remuneration or other consideration in connection with Company Intellectual Property or Company Products and the amount (in United States Dollars), formula or other method of calculation for any past, present or future monetary amounts payable to each such Person.

(k) No officer, director, agent, employee, consultant, or contractor of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or its Subsidiaries, or (ii) to assign to the Company or its Subsidiaries or to any other Person any rights to any invention, improvement, or discovery.

(l) The Company and its Subsidiaries do not have any outstanding liability under the Worker Adjustment and Retraining Notification Act, or any similar applicable Law (collectively, the “WARN Act”), with respect to employee layoffs.

(m) Neither the Company nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority or self-regulatory organization relating to employees or employment practices. Within the past three (3) years, neither the Company, its Subsidiaries, nor any of their respective executive officers have received any written notice of intent by any Governmental Authority or self-regulatory organization responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or its Subsidiaries, and no such investigation is in progress.

(n) All employees of the Company that work in the United States are legally entitled to work in the United States and all Persons employed by the Company in the United States during the past three (3) years were at the time of their employment, legally entitled to work in the United States. All employees of the Company’s Subsidiaries that work in Germany are legally entitled to work in Germany and all Persons employed by the Company’s Subsidiaries in Germany during the past three (3) years were at the time of their employment, legally entitled to work in Germany.

(o) Neither the Company nor its Subsidiaries are a party to any Contract with any employee that (i) restricts the right of the Company or its Subsidiaries to terminate the employment of such employee without cause or without a specified notice period, or (ii) obligates the Company or its Subsidiaries to pay severance or pay or accelerate any other payments (including acceleration of equity) or benefits to such employee upon termination of such employee’s employment with the Company or its Subsidiaries, in each case except as set forth in Section 3.21(o) of the Disclosure Schedules.

Section 3.21 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company or any of its Subsidiaries have been or will be duly and timely filed (subject to permitted extensions applicable to such filing). All such Tax Returns are true, complete and correct. The Company and its Subsidiaries have timely paid all Taxes due and (payable by it whether or not shown on any Tax Return (taking into account any applicable extensions)).

(b) No waiver of any statute of limitations relating to Taxes that has not since expired has been executed or given by the Company or any of its Subsidiaries.

(c) The unpaid Taxes of the Company or any of its Subsidiaries: (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time and changes in operating results through the Closing in accordance with the past custom and practice of the Company or such Subsidiary in filing their Tax Returns (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years). Since the Most Recent Balance Sheet Date, neither the Company nor any Subsidiary has incurred any Liability for Taxes outside the ordinary course of business consistent with past practice adjusted for changes in operating results.

(d) The Company and each of its Subsidiaries has contributed, withheld and/or paid all contributions and Taxes, including payroll Taxes, required to have been contributed, withheld and/or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party prior to the same becoming delinquent. The Company and each of its Subsidiaries have complied with all information reporting and backup withholding provisions of applicable Law in all respects.

(e) No Tax Return of the Company or any of its Subsidiaries is currently under audit by any Governmental Authority and no Governmental Authority is now asserting or threatening against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes.

(f) No written claim has been made by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is, or may be, subject to Tax by that jurisdiction, and there is no basis for any such claim to be made.

(g) All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid.

(h) The Company has delivered or made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any of its Subsidiaries for all Tax periods ending after December 31, 2014.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet delinquent) upon the assets of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than any agreement included in a Contract the principal purpose of which is not the indemnification, sharing or allocation of Taxes.

(k) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Governmental Authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that could affect any period other than a Pre-Closing Tax Period.

(m) Neither the Company nor any of its Subsidiaries is nor has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6, or any corresponding provision of state, local or foreign Law (other than any other member of an affiliated, combined, consolidated or unitary Tax group the common parent of which is the Company), as transferee or successor, by Contract or otherwise (other than under a Contract the principal purpose of which is not the indemnification, sharing or allocation of Taxes).

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local or foreign income Tax law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing other than in the ordinary course of business, or (v) election by the Company or such Subsidiary under Section 108(i) or Section 965 of the Code with respect to a transaction occurring prior to the Closing.

(o) The Company has never been, nor will it be at the Closing, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) At no time during the five (5)-year period ending on the date hereof or ending on the Closing Date was the Company or any of its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(q) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations § 1.6011-4(b) that has not been properly reflected in the appropriate income Tax Return.

(r) Neither the Company nor any of its Subsidiaries is a party to or partner in any joint venture, partnership or other arrangement that is treated as a partnership for United States federal income tax purposes.

(s) Neither the Company nor any of its Subsidiaries has agreed to, or is required to include in income, any adjustment pursuant to Section 482 of the Code (or similar provision of state, local or foreign law), nor has any claim been made in writing by any Governmental Authority proposing any such adjustment.

(t) Neither the Company nor any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment in any country other than the country in which it is formed. Neither the Company nor any of its Subsidiaries has not entered into a gain recognition agreement pursuant to Treasury Regulations § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”) (or any similar provision of state or local law), (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligation in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or (iii) claimed any employee retention credits under the CARES Act.

For purposes of this Section 3.21, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or such Subsidiary.

Section 3.22 Healthcare Matters. The Company and its Subsidiaries have operated and currently is in compliance with all applicable health care, product safety and public safety Laws. Neither the Company nor any of its Subsidiaries has received written notice or to the Company’s Knowledge oral notice of any Action from any Governmental Authority or Third Party alleging that any product, operation or activity is in violation of any health care, product safety or public safety Laws, and no such Action is threatened in writing. Neither the Company nor any of its Subsidiaries is a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither the Company, its Subsidiaries, nor any of their respective employees, officers or directors has been excluded, suspended or debarred from participation in any FIGUS Countries, the United States, state, national, international, federal, foreign, regional or local health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

Section 3.23 Transactions with Affiliates. No Affiliate of the Company, its Subsidiaries nor any Equityholder is currently (i) a party to any Contract with the Company or any of its Subsidiaries, which provides for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Affiliate or (ii) the direct or indirect owner of an interest in any Person which is a competitor, supplier or customer of the Company or any of its Subsidiaries. Notwithstanding the foregoing, an Affiliate of the Company, any of its Subsidiaries or any Equityholder shall not be deemed a direct or indirect owner of an interest in any Person who is a competitor, supplier or customer of the Company or any of its Subsidiaries because it owns, directly or indirectly, solely as an investment, an interest in any such Person traded on any national securities exchange if such Affiliate or Equityholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

Section 3.24 Books and Records. The Books and Records of the Company and its Subsidiaries are complete and correct. The Books and Records reflect all meetings, and actions taken by written consent of, the Equityholders, the board of directors and any committees of the board of directors of each of the Company and each of its Subsidiaries.

Section 3.25 Bank Accounts. Section 3.25 of the Disclosure Schedules sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company or any of its Subsidiaries has an account, credit line or safe deposit box or vault, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, and (c) the names of all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company or any of its Subsidiaries in the matters concerning its business or affairs. All such proxies, powers of attorney or other like instruments are revocable.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Equityholder, the Company or any of its Subsidiaries.

Section 3.27 No Other Agreement. Other than for sales of assets in the ordinary course of business, neither the Company nor any of its Subsidiaries has entered into any currently effective Contract with respect to the sale or other disposition of any assets (including, without limitation, the Company’s or any of its Subsidiaries’ assets) or capital stock or other equity interests of the Company or any of its Subsidiaries, except as set forth in this Agreement.

Section 3.28 Full Disclosure. Neither this Agreement (including the Disclosure Schedule) nor any Transaction Document: (i) contains any representation or warranty by the Company or information regarding the Company or any of its Subsidiaries that is false or misleading with respect to any fact; or (ii) omits to state any fact necessary in order to make the representations and warranties regarding the Company or any of its Subsidiaries contained herein and therein, in light of the circumstances under which such representations and warranties were or will be made or provided, not false or misleading.

Section 3.29 Disclaimer of Representations and Warranties. The representations and warranties set forth in this Article III (as modified by the applicable sections of the Disclosure Schedule) constitute the sole and exclusive representations and warranties of the Company or any Person acting or purportedly acting on behalf of the Company or any of its Subsidiaries to the Parent in connection with the transactions contemplated by this Agreement, and any such other representations and warranties are hereby expressly disclaimed.

Section 3.30 Additional Seller Representations. Each Equityholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Equityholder has the power, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Equityholder and constitutes, and the other Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligation of such Equityholder, enforceable against him or her in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(c) As of the close of business on the date of this Agreement and on the Closing Date, the Equityholder owns directly with respect to the Company, the number of shares of Company Stock set forth next to the Equityholder’s name on Section 3.03 of the Disclosure Schedules free and clear of all Encumbrances, restrictions and claims of any kind, other than restrictions imposed by state or federal securities laws.

Section 3.31 Securities Law Representations. Each Equityholder who will acquire any shares of Parent Common Stock hereunder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Equityholder is acquiring shares of Parent Common Stock to be received in the Merger (collectively, the “Securities”) for investment for the Equityholder’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the Equityholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) The Equityholder has reviewed copies of: (i) Parent’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2020; (ii) Parent’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020; and (iii) Parent’s Current Reports on Form 8-K filed with the SEC since September 30, 2019. The Equityholder has received all the information it considers necessary or appropriate for deciding whether to obtain the Securities as consideration in the transactions contemplated by this Agreement.

(c) The Equityholder acknowledges that he or she is able to fend for himself or herself, can bear the economic risk of owning the Securities, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of owning shares of Parent Common Stock. The Equityholder acknowledges that his or her ownership of the Securities involves a high degree of risk and that the Equityholder is able, without impairing his or her financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his or her investment.

(d) The Equityholder is either (i) not a “U.S. Person” within the meaning of Rule 902 of Regulation S and is outside of the United States when receiving and executing this Agreement, or (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act, as presently in effect; and except as set forth in Section 3.31(d) of the Disclosure Schedules, after the date of this Agreement, each Equityholder has provided and the Company has received written representations from each Equityholder that such Equityholder is either (i) not a “U.S. Person” pursuant to Section 3.31(d)(i), or (ii) is an accredited “investor pursuant” to Section 3.31(d)(ii). Each Equityholder acknowledges and agrees that Parent may, in its absolute and sole discretion, deem any Equityholder to be an Ineligible Person. With respect to any Equityholder listed in Section 3.31(d) of the Disclosure Schedules, the Company shall also include each such Equityholder’s full legal name and address, Closing Percentage of the Parent Merger Shares and Earnout Percentage of any Additional Payments.

(e) The Equityholder understands that if the Securities are characterized as “restricted securities” under the federal securities laws because they are acquired from Parent in a transaction not involving a public offering, then under such laws and applicable regulations the Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Equityholder is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. THE EQUITYHOLDER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN THE SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS OR HER INVESTMENT. The Equityholder understands that as of the date of this Agreement the Securities have not been and, except as provided below in Section 5.11, the Securities will not be registered under the Securities Act nor registered or qualified in any state in which they are offered, and thus the Equityholder will not be able to resell or otherwise transfer the Securities unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. The Equityholder has no immediate need for liquidity in connection with this investment, and does not anticipate that the Equityholder will be required to sell the Securities in the foreseeable future.

(f) Except as provided below in Section 5.11, the Securities will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus during the one-year period immediately following the Effective Time, the Equityholder agrees not to: (i) directly or indirectly, sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), any of the Securities, or any securities convertible into or exercisable or exchangeable for any of the Securities; or (ii) engage in any hedging or other transaction that is designed to or could reasonably be expected to lead to or result in a Disposition of the Securities, or any securities convertible into or exercisable or exchangeable for the Securities, or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the Securities. Such prohibited hedging or other transactions include, without limitation, effecting any short sale or equity swap transaction or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Securities, or any securities convertible into or exercisable or exchangeable for the Securities. Without in any way limiting the foregoing, the Equityholder further agrees not to make any Disposition of all or any portion of the Securities unless and until:

i. There is then in effect a registration statement under the Securities Act covering such proposed Disposition and such Disposition is made in accordance with such registration statement; or

ii. The Equityholder shall have notified Parent of the proposed Disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed Disposition and (b) upon request by Parent, shall have furnished to Parent an opinion of counsel in form and substance satisfactory to Parent that such Disposition will not require registration of such shares under the Securities Act.

(g) The Equityholder understands that the book entry evidencing the Securities may bear one or all of the following legends or substantially similar legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THESE SECURITIES MAY BE OFFERED ONLY OUTSIDE OF THE UNITED STATES TO NON-U.S. PERSONS, PURSUANT TO THE PROVISIONS OF REGULATION S OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS.”

Any other legend required by the bylaws of Parent or by law, including, without limitation, applicable state securities laws.

(h) The Equityholder understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3.31 constitute a material inducement to Parent and Merger Sub to enter into this Agreement.

(i) The Equityholder acknowledges that he or she is not relying upon any other Person in making his or her investment or decision to acquire the Securities.

Section 3.32 Regulation S Representations. Each Equityholder that is a non-U.S. Person and outside of the United States when receiving and executing this Agreement hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Equityholder has not acquired the Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Securities, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities; provided, however, that the Equityholder may sell or otherwise dispose of the Securities pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

(b) The Equityholder acknowledges that the statutory and regulatory basis for the exemption from United States registration requirements claimed for the offer of the Securities, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state or provincial securities laws.

(c) The Equityholder acknowledges that (i) the issuance and sale of the Securities is intended to be exempt from the registration requirements of the Securities Act, pursuant to the provisions of Regulation S; (ii) the Equityholder is not acquiring the Securities for the account or benefit of any U.S. Person; and (iii) the offer and sale of the Securities has not taken place, and it is not taking place, within the United States or its territories or possessions and is an “offshore transaction” as such term is defined in Regulation S.

(d) The Equityholder acknowledges that, pursuant to the provisions of Regulation S, the Securities cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States or its territories or possessions for a period of one (1) year from and after the Closing Date, unless such Securities are registered for resale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available. Such an Equityholder acknowledges that it has not engaged in any hedging transactions with regard to the Securities.

(e) The Equityholder is not a “distributor” of securities, as that term is defined in Regulation S, nor a dealer in securities. Such an Equityholder is purchasing the Securities as the principal for its own account, for investment purposes only and not with an intent or view towards further sale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof, and has not pre-arranged any sale with any other purchaser and has no plans to enter into any such agreement or arrangement.

(f) The Equityholder is not an Affiliate of Oncocyte, nor is any Affiliate of such Equityholder an Affiliate of Oncocyte. With respect to such an Equityholder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Equityholder will be deemed to be an Affiliate of such Equityholder.

(g) The Equityholder acknowledges that the Securities may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available. In connection with any resale of the Securities pursuant to Regulation S, any transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act, will not be registered by the Exchange Agent or Oncocyte.

(h) The Equityholder represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the offering of the Securities, including: (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Equityholder’s subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the jurisdiction of its residence.

Section 3.33 COVID-19 Pandemic. Except as set forth in Section 3.33 of the Disclosure Schedules, the Company has been able to continue its ordinary and usual course of day-to-day operations consistent with past custom and practice prior to the COVID-19 Pandemic.

Section 3.34 Total Liabilities. The Company and its Subsidiaries’ Liabilities as of December 31, 2020, as set forth in the 2020 Financial Statements delivered by Company to Parent pursuant to Section 2.08(c)(xiii) do not exceed Eight Million Two Hundred Fifty Thousand United States Dollars ($8,250,000) in the aggregate; and the Company and its Subsidiaries total Liabilities will not exceed Eight Million Two Hundred Fifty Thousand United States Dollars ($8,250,000) as of the Effective Time.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as each section or subsection of the representations and warranties below is qualified by the corresponding section or subsection of the Disclosure Schedules attached hereto, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01 Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is duly incorporated and in good standing under its jurisdiction of incorporation, and each has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and any other Transaction Document to which it is a party, the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each other Transaction Document to which Parent and Merger Sub is or will be a party has been duly executed and delivered by Parent and Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent and Merger Sub enforceable against it in accordance with its terms.

Section 4.02 Parent Common Stock. The Parent Merger Shares to be issued hereunder have been duly authorized for issuance to the Equityholders pursuant to this Agreement and, when such shares of Parent Merger Shares have been issued and delivered by Parent pursuant to this Agreement at Closing, such shares of Parent Merger Shares will be validly issued and fully paid and non-assessable. The issuance of shares of Parent Merger Shares under this Agreement is not subject to the preemptive, resale rights, rights of first refusal or other similar rights of any security holder of Parent.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub, or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred nor circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Intellectual Property. DetermaRxTM and, to the Parent’s Knowledge, DetermaIOTM do not infringe, violate, or misappropriate any Third Party Intellectual Property that will adversely affect the Earnout Consideration in any material respect.

Section 4.07 SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof since December 31, 2020 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, the SEC Reports complied with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.08 Disclaimer of Representations and Warranties. The representations and warranties set forth in Article IV (as modified by the applicable sections of the Disclosure Schedule) constitute the sole and exclusive representations and warranties of the Parent and Merger Sub or any Person acting or purportedly acting on behalf of the Parent and Merger Sub to the Company in connection with the transactions contemplated by this Agreement, and any such other representations and warranties are hereby expressly disclaimed.

Article V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, as set forth on Schedule 5.01 or consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed, or conditioned, the Company shall, and shall cause its Subsidiaries to: (x) conduct the business of the Company and its Subsidiaries, in the ordinary course of business consistent with past practice in all material respects; and (y) use commercially reasonable efforts to maintain and preserve intact, in all material respects, the business organization of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships with its employees, customers, lenders, suppliers, and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 5.01, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed, or conditioned:

(a) amend or otherwise change the Organizational Documents of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, or redeem, purchase or otherwise acquire, any shares of capital stock or other equity of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of, the Company or any of its Subsidiaries (other than for Permitted Encumbrances);

(c) sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of, any material assets or properties of the Company or any of its Subsidiaries (other than in the ordinary course of business consistent with past practice in nature and amount and other than for Permitted Encumbrances);

(d) split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law;

(f) form any Subsidiary or acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any equity or other interest or make any other investment in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(g) incur any Indebtedness or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, in each case except in the ordinary course of business consistent with past practice;

(h) increase in any manner by more than five percent (5%) the compensation (including, bonus) or fringe benefits payable or to become payable to its officers, individual contractors, directors or employees in the ordinary course of business;

(i) grant any severance or termination pay or incentive compensation to, or enter into or amend any employment or severance agreement with, any individual contractor, director, officer or other employee, or increase the funding for, establish, adopt, enter into or amend any Benefit Plan, except as required by Law, pursuant to any Benefit Plan in place on the date hereof, accelerate the vesting of, pay or agree to pay any severance, termination or incentive compensation to any director, officer, employee or consultant, or provide loans to any employee, individual contractor officer or director;

(j) make any change in the prices at which any Company Products or services are sold or distributed, or offer any rebates, discounts, commissions, incentives or inducements for the purchase of any Company Products or services that are different from those rebates, discounts, commissions, incentives or inducements offered by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(k) create, incur, suffer to exist or assume any Encumbrance (other than Permitted Encumbrances) on any assets or properties of the Company or any of its Subsidiaries;

(l) hire, promote or terminate any employee or individual contractor;

(m) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles;

(n) accelerate or delay collection of any notes or accounts receivable of the Company or any of its Subsidiaries in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(o) delay or accelerate payment of any account payable or other Liability of the Company or any of its Subsidiaries beyond or in advance of its due date or the date when such account payable or other Liability would have been paid in the ordinary course of business consistent with past practice;

(p) (i) terminate, modify or amend any Material Contract or (ii) enter into any contract that would have been a Material Contract if in effect on the date hereof;

(q) commit to undertake any capital expenditures, other than any capital expenditures previously contracted for or set forth in a budget disclosed in writing to Parent;

(r) make, change or revoke any material Tax election, change a material annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any Tax Claim or assessment relating to the Company or any of its Subsidiaries in excess of the amount if any accrued therefor in the Financial Statements, expressly surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any of its Subsidiaries in excess of the accruals for such Taxes reflected in the Financial Statements;

(s) purchase, acquire, lease or license any assets in any single transaction or series of related transactions not covered by Section 5.01(q) having a fair market value in excess of Five Thousand United States Dollars ($5,000) in the aggregate other than in the ordinary course of business;

(t) write-down or write-up the value of any asset by more than Five Thousand United States Dollars ($5,000);

(u) settle any other Actions asserting Liabilities in excess of Five Thousand United States Dollars ($5,000), individually or in the aggregate, against any other Person;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests;

(w) transfer or license to or from any Person any Intellectual Property (other than non-exclusive end-user licenses in connection with the sale or license of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any of its Subsidiaries or any contractor or commercial partner of the Company or any of its Subsidiaries other than providing access to Company Source Code to current employees and consultants of the Company or any of its Subsidiaries involved in the development of the Company Products on a need to know basis, in the ordinary course of business consistent with past practices);

(x) enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company’s or any of its Subsidiaries’ products, services, technology, Intellectual Property or business, or containing any non-competition covenants restricting its or Parent’s business activities;

(y) after the date of this Agreement, enter into any transaction with, make any payment to or for the benefit of (other than salary and benefits to employees in the ordinary course of business ), transfer value of any nature (whether in cash or in kind) to, assume any Liability from, or waive, forgive, defer, release or discount any amounts owing from, any Equityholder or any director, officer or employee of the Company or any of its Subsidiaries (other than as expressly contemplated by this Agreement);

(z) enter into a new line of business or abandon or discontinue existing lines of business;

(aa) enter into, modify, amend or terminate any Contract relating to Intellectual Property other than any Contracts under which a non-exclusive license of unmodified, off-the-shelf software in object code form is granted to the Company or any of its Subsidiaries or access to a “software-as-a-service” offering is provided to the Company or any of its Subsidiaries, in each case for a fee of no more than Five Thousand United States Dollars ($5,000); or

(bb) authorize or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

Section 5.02 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Company shall, upon reasonable notice, (i) afford Parent and its Representatives commercially reasonable access during normal business hours to inspect all of the properties, assets, premises, and Books and Records of the Company and its Subsidiaries; and (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company or any of its Subsidiaries as Parent or any of its Representatives may request.

(b) From and following the date hereof, unless this Agreement is terminated in accordance with the terms hereof, the Company and its Representatives covenant and agree not to divulge or make use of any Trade Secrets or other confidential information of the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries other than to disclose such secrets and information to Parent or its Representatives and to such other Persons who are subject to customary nondisclosure and non-use agreements in the ordinary course of operating the business of the Company and its Subsidiaries consistent with past practice.

Section 5.03 Supplement to Disclosure Schedules. From time to time prior to April 1, 2021, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied. Parent may elect to terminate this Agreement any time before April 29, 2021 after its due diligence review of the Disclosure Schedules or any such Schedule Supplement.

Section 5.04 No Solicitation of Other Bids.

(a) The Company and its Representatives shall not, and shall cause the Company’s Subsidiaries not to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and its Subsidiaries shall immediately cease and cause to be terminated, and shall cause all of its and their Representatives to immediately cease and cause to be terminated, any existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries; (iii) the sale, lease, exchange or other disposition of Company Products other than in the ordinary course of business consistent with past practices; (iv) a sale of all or substantially all of the Company’s and its Subsidiaries’ assets; or (v) an exclusive license of any or all Company Intellectual Property.

(b) In addition to the other obligations under this Section 5.04, the Company shall, and shall cause its Subsidiaries to, promptly (and in any event within twenty-four (24) hours after receipt thereof by the Company, its Subsidiaries or their respective Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include payment of Two Hundred Fifty Thousand United States Dollars ($250,000) to Parent and having such provision specifically enforced, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall notify the Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect affecting the Company or its Subsidiaries or resulted in, or would reasonably be expected to result in, any representation or warranty made by Company or an Equityholder hereunder not being true and correct;

(ii) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

(iii) any Action, suit, claim, investigation or proceeding commenced, or to the Company’s Knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; and

(iv) any written notice or other communication from any Person or Governmental Authority alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby.

Parent’s receipt of information pursuant to this Section 5.05(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company and the Equityholders in this Agreement.

Section 5.06 Publicity. Prior to the Closing, the Company shall not, nor shall any of its Subsidiaries, Affiliates or Representatives (including accountants, lenders, counsel or investment bankers), without the prior written consent of Parent, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement.

Section 5.07 Required Actions.

(a) The Company and Parent shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any applicable Law (provided, that neither the Company, on the one hand, nor Parent, on the other hand, shall be in breach of the foregoing covenant if such party’s failure to timely file is a result of the other party’s failure to provide the requisite materials and signatures or otherwise take the requisite steps necessary for such filing), and (ii) thereafter use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities whether federal, state, local, or foreign, which may be required in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents. The Company and its Subsidiaries and Representatives shall cooperate with Parent and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company shall deliver all notices to, and obtain all consents from, all Third Parties that are expressly set forth in Section 5.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to Section 5.07(a) and Section 5.07(b), each of the parties hereto shall use commercially reasonable efforts to:

(i) respond promptly to any inquiries and furnish any additional information reasonably requested by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) resolve any objections that may be asserted by the applicable Governmental Authority as promptly as practicable and avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

Section 5.08 Confidentiality; No Insider Trading.

(a) From and after the date hereof until the Closing, each of Parent, Merger Sub, the Company, the Equityholders and the Equityholder Representative shall, and shall cause each of their respective Affiliates to, keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any confidential or proprietary information regarding the Company or any of its Subsidiaries, on the one hand, or Parent, Merger Sub or their Affiliates, on the other hand, and the negotiations preceding this Agreement, the terms and existence of this Agreement and the Transaction Documents and all documents and information obtained by any party from another party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) and will not trade Parent stock while in possession of the Confidential Information and will not use such Confidential Information for their own benefit or for the benefit of any other Person (other than the Company, its Subsidiaries, Parent or Merger Sub), except with prior written consent of the Parent and (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain approvals from any Governmental Authority, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or (iii) to the extent required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange).

(b) From and after the Closing, each of the Equityholders and the Equityholder Representative shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information of the Company, Parent, Merger Sub or their Affiliates and will not trade Parent stock while in possession of the Confidential Information and will not use such Confidential Information for their own benefit or for the benefit of any other Person (other than the Company, Parent or Merger Sub), except with the prior written consent of the Parent and (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain approvals from any Governmental Authority, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or (iii) to the extent required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange).

(c) Each party shall be responsible for any failure of its Affiliates to keep confidential and not directly or indirectly reveal, report, publish or disclose any Confidential Information in accordance with this Section 5.08.

Section 5.09 Notice to Equityholders. Promptly following, but in no event more than fifteen (15) Business Days after, the date hereof, the Company shall prepare and mail a notice (the “Information Statement”) to every Equityholder as of the applicable record date that did not consent to the Merger as part of the Requisite Equityholder Approval. The Information Statement shall: (i) include statements to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251 of DGCL and in the best interests of the Equityholders and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and (ii) notify such Equityholders of their dissent and appraisal rights pursuant to Section 262 of DGCL. Parent shall be given at least five (5) Business Days to review and comment on all materials before they are submitted to the Equityholders in accordance with this Section 5.09. The Information Statement shall include therewith a copy of Section 262 of DGCL and all such other information as Parent shall reasonably request.

Section 5.10 Release; Waiver. In further consideration of the transactions contemplated hereby, effective as of the Effective Time, each Equityholder, by executing this Agreement or by executing and delivering a Joinder Agreement (any such Seller, a “Releasing Equityholder”), on behalf of itself and its predecessors and assigns, hereby irrevocably and unconditionally releases, waives and holds each of the Company, its Subsidiaries, Parent and Merger Sub, their respective Affiliates, predecessors and assigns, and their respective directors (or persons in similar positions), officers, employees, stockholders, equity holders and agents (any such Person, a “Releasee”) harmless from and against any and all claims of any nature in any capacity (the “Released Claims”) arising at or prior to the Effective Time (the “Release”), but excluding (a) any of such Releasing Equityholder’s rights under this Agreement or any Transaction Document and (b) any normal, recurring ordinary course wages or accrued employment benefits or like payments or benefits arising out of such Releasing Equityholder’s services to the Company or any of its Subsidiaries prior to the Closing Date. It is further agreed and understood that the Release is a full and final release of all Released Claims whether known or unknown, fixed or contingent, manifested or unmanifested. Each Releasing Equityholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee, based upon any matter released hereby. Each Releasing Equityholder hereby waives the protection of any provision of any law that would operate to preserve claims that are unknown as of the Effective Time or at any other time. Each Releasing Equityholder specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

As to each and every Released Claim released hereunder, each Releasing Equityholder also waives the benefit of each other similar provision of applicable Law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto. Each Releasing Equityholder acknowledges that the Release made in this Section 5.10 is a material inducement to Parent’s and Merger Sub’s decision to enter into this Agreement and to consummate the transactions contemplated hereby. Each Releasing Equityholder represents that it has not made any assignment or transfer of any Released Claim or other matter covered by this Section 5.10, and that it has consulted with its own independent legal counsel with respect to the Release.

Section 5.11 Registration. If the Parent Merger Shares are not already registered pursuant to an effective Registration Statement with an effectiveness period of two years, then within ninety (90) days after receipt of the information necessary to file the Registration Statement, Parent shall file a Registration Statement on Form S-3 to register the resale by Equityholders of Parent Merger Shares, Parent Earnout Shares or other Parent Common Stock issued to Equityholders pursuant to this Agreement (such form, the “Closing Registration Statement”, and such forms generally, a “Registration Statement”), and to use reasonable efforts to cause the Closing Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof (if not already effective); provided, however, that if any Equityholder fails to timely provide Parent with information required to be included or updated in a Registration Statement, then such Equityholder and its Securities may be excluded from the Registration Statement until such time as Parent files a new Registration Statement and Equityholder provides all updated and required information. During the period of time from the date on which the Closing Registration Statement is declared effective under the Securities Act until the second (2nd) anniversary of such effective date, Parent shall: (i) use reasonable efforts to prepare and file with the SEC such amendments and supplements to the Closing Registration Statement as may be necessary or appropriate to keep the Closing Registration Statement current and continuously effective; and (ii) cause the prospectus used in connection with the Closing Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act. If, at any time, and from time to time, that Parent is required to pay Earnout Consideration under this Agreement, and Parent pays such Earnout Consideration in Parent Common Stock, and (a) the number of registered shares of Parent Common Stock that may be issued under a Registration Statement is insufficient to pay such Earnout Consideration, or (b) the remaining effectiveness period of the then current Registration Statement is less than twelve (12) months, Parent shall file a Registration Statement (the “Earnout Registration Statement”) to register the resale of such Parent Earnout Shares by the Equityholders, and to cause each such Earnout Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof, but no later than the date that is sixty (60) days after the applicable Milestone Agreement Date; provided, however, that if any Equityholder fails to timely provide Parent with information required to be included or updated in a Registration Statement, then such Equityholder and its Securities may be excluded from the Registration Statement until such time as Parent files a new Registration Statement and Equityholder timely provides all updated and required information. During the period of time from the date on which a Earnout Registration Statement is declared effective under the Securities Act until the second (2nd) anniversary of such effective date, Parent shall: (i) use reasonable efforts to prepare and file with the SEC such amendments and supplements to each such Earnout Registration Statement as may be necessary or appropriate to keep such Earnout Registration Statement current and continuously effective; and (ii) cause the prospectus used in connection with such Earnout Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act. The Exchange Agent shall have the authority to restrict the total number of Parent Merger Shares, Parent Earnout Shares and/or Parent Common Stock to be sold by all Equityholders under a Registration Statement on any trading day, if such total number of Parent Merger Shares, Parent Earnout Shares and/or Parent Common Stock exceeds ten percent (10%) of the daily trading volume of Parent Common Stock on the Stock Exchange, and Equityholders shall comply with all volume limitations and other trading restrictions set forth in the Transaction Documents, Registration Statement and Laws applicable to their resale of Equity Consideration. In the event of (i) any request by the SEC or any other Governmental Authority for amendments or supplements to the Registration Statement or related prospectus or for additional information; (ii) the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by Parent of any notification with respect to the suspension of the qualification (or exemption from qualification) of any portion of the Equity Consideration for sale in any jurisdiction in which they have been qualified for sale or the initiation of any proceeding for such purpose; or (iv) any event or circumstance that necessitates the making of any changes in the Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Parent shall deliver a certificate in writing to Equityholder Representative (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of the Suspension Notice, the Equityholder Representative shall provide copies of the Suspension Notice to the Equityholders, and the Equityholders must refrain from selling any securities of Parent pursuant to the Registration Statement until Parent prepares and files a supplemented or amended prospectus, or until Parent notifies the Equityholder Representative that the then current prospectus may be used.

Section 5.12 Requisite Equityholder Approval. On or before March 5, 2021, the Company and the Equityholder Representative shall deliver to Parent and Merger Sub the Requisite Equityholder Approval in substantially the form attached as Exhibit G duly executed by the Equityholders.

Section 5.13 Liability Insurance; Director and Officer Indemnification. Prior to the Closing, the Company shall convert the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers to a fully paid-up run-off policy that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Tail Policy”). From and after the Closing Date until the sixth (6th) anniversary thereof, neither Parent nor the Surviving Corporation shall, without the written consent of the Equityholder Representative, take any action to cancel, amend or shorten the term of the Tail Policy as in effect immediately prior to the Closing in a manner that would adversely affect the rights thereunder of the indemnified parties in any material respect, unless such modification is required by applicable Law.

Section 5.14 Discontinuation of Company Products. If Parent or the Surviving Corporation discontinues offering Company Products other than for Commercial Cause during the applicable Earnout Period for such product, then Parent will pay the Terminal Value for the discontinued product as an Additional Payment.

Section 5.15 Prohibition on Section 338(g) Election. Neither Parent nor the Surviving Corporation shall make, cause to be made, or permit to be made an election under Section 338(g) of the Code with respect to the Merger or the acquisition of Company stock contemplated by this Agreement.

Article VI
TAX MATTERS

Section 6.01 Tax Returns.

(a) The Equityholder Representative will use reasonable efforts to prepare or cause to be timely prepared (through the Company’s accountant) all income Tax Returns for the Company and its Subsidiaries solely relating to a Pre-Closing Tax Period which are due (taking into account applicable extensions) after the Closing Date and the Equityholder Representative and Parent shall use reasonable efforts to cause the Company and its Subsidiaries to file such Tax Returns as finally prepared under the direction of Equityholder Representative pursuant to this Section 6.01(a). The Equityholder Representative will permit Parent and Surviving Corporation to review and comment on each such Tax Return. The Equityholder Representative (on behalf of the Equityholders) shall promptly pay to Parent the amount of such Taxes reflected on such Tax Returns at least five (5) Business Days prior to the filing due date for such Tax Return, except to the extent included in the calculation of Accrued Pre-Closing Tax Liabilities. Any Tax Returns prepared pursuant to this Section 6.01(a) for any taxable period ending on or before December 31, 2020 shall be prepared in a manner consistent with the prior Tax Returns of the Company and its Subsidiaries, unless otherwise required by applicable Law, generally accepted accounting principles or the Parent’s auditors.

(b) To the extent that any Tax Returns of the Company or any of its Subsidiaries relate to (x) a Pre-Closing Tax Period and are not income Tax Returns described in Section 6.01(a), or (y) any Straddle Period, Parent will use commercially reasonable efforts to prepare or cause such Tax Returns to be prepared and file or cause to be filed any such Tax Returns. If and to the extent that the Equityholders have any liability for Taxes reflected on any Tax Return prepared pursuant to this Section 6.01(b), (A) such Tax Return shall be prepared in a manner consistent with the prior Tax Returns of the Company and its Subsidiaries, unless otherwise required by applicable Law, generally accepted accounting principles, or the Parent’s auditors, (B) Parent will permit the Equityholder Representative to review and comment on each such Tax Return described in the preceding sentence, and will consider in good faith all of the Equityholder Representative’s reasonable comments, and (C) the Equityholder Representative (on behalf of the Equityholders) shall promptly pay to Parent the amount of Pre-Closing Taxes reflected on such Tax Return at least five (5) Business Days prior to the filing due date for such Tax Return except to the extent included in the calculation of Accrued Pre-Closing Tax Liabilities. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) except as to Taxes described in clause (ii), be determined based on a “closing of the books” of the Company and its Subsidiaries as of the close of the Closing Date; provided, however, that any income, gain, deduction, loss or other Tax items attributable on the Closing Date to transactions outside the ordinary course of business following the Closing Date shall be allocable to the portion of the Straddle Period commencing after the Closing Date; and (ii) in the case of an ad valorem Tax on real or personal property or a franchise Tax not based on gross or net income, be determined by multiplying the amount of such Tax for the entire period by a fraction the numerator of which is the number of calendar days in the portion of the taxable period ending as of the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

Section 6.02 Contests. Parent shall give written notice to Equityholder Representative of the receipt of any written notice by the Company, its Subsidiaries, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent for Pre-Closing Taxes (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent that the Equityholders are actually materially prejudiced by such failure (but only to the extent of such prejudice). The Equityholder Representative shall, diligently and in good faith, and at its sole cost and expense, control the contest or resolution of any Tax Claim that relates solely to Pre-Closing Taxes; provided, that Parent or Surviving Corporation shall be entitled to jointly participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent and/or Surviving Corporation. On behalf of Surviving Corporation, Parent shall, diligently and in good faith, control the contest or resolution of any other Tax Claim, including any Tax Claim relating to a Straddle Period; provided, that Equityholder Representative on behalf of the Equityholders shall be entitled to jointly participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Equityholders. For purposes of this Section 6.02, the right to jointly participate in the defense of a Tax Claim includes (i) the right to receive, concurrently with or promptly following Parent’s receipt, notice and copies of all correspondence received from the Governmental Authority and otherwise to be promptly and reasonably apprised of the initiation and status of such Tax Claim and (ii) the right to receive copies and reasonable opportunity to review and comment on any written materials to be provided to the Governmental Authority. In the event of any conflict or inconsistency between this Section 6.02 and Section 9.05, this Section 6.02 shall control with respect to all matters relating to Taxes.

Section 6.03 Refunds. Any Tax refunds received by Surviving Corporation or any of its Subsidiaries following the Closing Date and any amounts credited against Taxes to which the Surviving Corporation or any of its Subsidiaries becomes entitled following the Closing Date that relate to Taxes paid by the Company or any of its Subsidiaries with respect to any period (or portion thereof) ending on or before the Closing Date or taken into account as Accrued Pre-Closing Tax Liabilities (but excluding any Tax refund that arises as a result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period) shall be added to the Equityholder Representative Expense Fund for use by the Equityholder Representative to perform its obligations pursuant to this Agreement and other Transaction Documents, which amount shall be net of any Taxes incurred on receipt of any such Tax refund, and less any costs and expenses incurred in obtaining such refund. In the event any Tax refund is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 6.03, by a Governmental Authority, the Equityholder Representative shall promptly return such excess to Surviving Corporation or Parent along with any applicable interest and penalties.

Section 6.04 Cooperation and Exchange of Information. Equityholder Representative and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company or any of its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities and the making available of relevant personnel, agents and any representatives. Equityholder Representative and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date, Equityholder Representative or Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.05 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company. Equityholder Representative shall, at the Equityholders’ cost and expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Parent shall cooperate with respect thereto as necessary).

Section 6.06 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries (other than any such agreement reflected in a commercial Contract entered into in the ordinary course of business that does not primarily relate to Taxes) shall be terminated effective as of the Closing. After such date neither the Company, any Equityholder, any Affiliate of any Equityholders, nor any of their respective Representatives, shall have any further rights or liabilities thereunder.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the total consideration by the parties for Tax purposes, unless otherwise required by Law or the Parent’s auditors.

Section 6.08 Intended Tax Treatment. The parties hereto shall treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes and Parent shall cause the Company to join Parent’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof permitted by this Agreement) plus sixty (60) calendar days.

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(b) No proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable Governmental Order could reasonably be expected to prevent consummation of the transactions contemplated by this Agreement or result in material Losses to Parent, the Company or any of its Subsidiaries.

(c) No Governmental Order shall be pending or threatened by any Governmental Authority that could be reasonably expected to prevent the Company, Parent or any of their Subsidiaries from continuing the ordinary and usual course of day-to-day operations consistent with past custom and practice since June 30, 2020.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement, the other Transaction Documents and any certificate delivered pursuant hereto, as applicable, shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by the Company prior to or as of the Closing Date.

(c) There shall not have occurred any Material Adverse Effect.

(d) At the Closing, the Company shall have delivered or caused to be delivered all of the agreements, instruments and documents required to be delivered to Parent pursuant to Section 2.08(c).

(e) As of the Closing Date, no Equityholders entitled to vote on the Merger shall have provided notice of exercise of their dissenter’s rights under Section 262 of DGCL.

(f) The Requisite Equityholder Approval shall be in full force and effect.

(g) Parent has determined in good faith that Closing may have a Material Adverse Effect.

(h) Each Key Employee must not be Incapacitated.

(i) The Company and its Subsidiaries’ Liabilities shall not exceed Eight Million Two Hundred Fifty Thousand United States Dollars ($8,250,000) in the aggregate.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Parent and Merger Sub contained in this Agreement, the other Transaction Documents and any certificate delivered pursuant hereto, as applicable, shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date, with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all material respects).

(b) The Parent and Merger Sub shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by the Parent and/or Merger Sub prior to or as of the Closing Date.

(c) At the Closing, Parent shall have paid or caused to be paid all of the payments required to be paid at Closing as contemplated by Section 2.08(b)(i).

(d) At the Closing, Parent shall have delivered or caused to be delivered all of the agreements, instruments and documents required to be delivered to the Company pursuant to Section 2.08(d).

Article VIII
EQUITYHOLDER REPRESENTATIVE

Section 8.01 Equityholder Representative.

(a) The Equityholder Representative shall have the power and authority to take any of the following actions on behalf of the Equityholders: (i) to give and receive notices, communications and consents under this Agreement (including the Closing Payment Certificate, the Pro Forma Initial Consideration Payout Spreadsheet and any Additional Payout Spreadsheet) and the Exchange Agent Agreement; (ii) to receive and facilitate distribution of payments pursuant to this Agreement and the Exchange Agent Agreement; (iii) to waive, modify or amend any provision of this Agreement and the Exchange Agent Agreement; (iv) to assert any claim or institute any Action; (v) in the Equityholder Representative’s sole discretion, to investigate, defend, contest or litigate any Action initiated by any Person against the Equityholder Representative or any Equityholder under this Agreement and the Exchange Agent Agreement, as the Equityholder Representative; (vi) in the Equityholder Representative’s sole discretion, to receive process on behalf of any Equityholder in any such Action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other Third Party intermediaries with respect to any disputes arising under this Agreement and the Exchange Agent Agreement; (viii) in the Equityholder Representative’s sole discretion, to negotiate and enter into settlements with respect to any indemnification claims arising under this Agreement and the Exchange Agent Agreement; (ix) in the Equityholder Representative’s sole discretion, to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Exchange Agent Agreement; (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, assignments, letters and other writings; and (xi) in the Equityholder Representative’s sole discretion, engage, at the Equityholders’ expense, attorneys, accountants, financial and other advisors, paying or exchange agents and other persons necessary or appropriate for the accomplishment of the foregoing, and, in general, to do any and all things and to take any and all action that the Equityholder Representative, in the Equityholder Representative’s sole discretion may be necessary or proper or convenient in connection with or to carry out the activities described in this Agreement and the Exchange Agent Agreement. All such actions taken by the Equityholder Representative shall be deemed to be facts ascertainable outside of this Agreement for purposes of calculating the Parent Merger Shares and/or any Additional Payments, as applicable, or for any other purpose hereunder, and shall be binding on all Equityholders. The Equityholders agree that, if deemed necessary by the Equityholder Representative, in his or her sole discretion, then the Equityholder Representative may request that Parent fund the Equityholder Representative Expense Fund with such additional funds as are necessary to return the balance in the Equityholder Representative Expense Fund to the Equityholder Representative Expense Amount, with such amounts to be deducted from any unpaid Earnout Consideration, after any applicable offset under Article IX, by providing written instruction to Parent (with simultaneous written notice to the Equityholders) to transfer the applicable amount to the Equityholder Representative Expense Fund by wire transfer or immediately available funds. Parent shall have no Liability to any Equityholder for any amount disbursed to the Equityholder Representative Expense Fund pursuant to this Section 8.01(a).

(b) By executing this Agreement, the Equityholder Representative hereby accepts such power and authority.

(c) In addition to and without limiting the power and authority of the Equityholder Representative to take actions on behalf of the Equityholders as set forth in Section 8.01(a), by executing or voting to approve this Agreement, and/or by executing and delivering a Joinder Agreement, each Equityholder shall be deemed to have irrevocably authorized, appointed and empowered the Equityholder Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Equityholder, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of such Equityholder, at any time, in connection with, and that may be deemed by the Equityholder Representative to be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, and to facilitate the consummation of the transactions contemplated hereby.

Section 8.02 Reliance. The appointment of the Equityholder Representative by each Equityholder is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of such Equityholder). Such appointment shall be binding upon each Equityholder and the heirs, executors, administrators, estates, personal representatives, officers, directors, successors and assigns of each Equityholder. All decisions of the Equityholder Representative shall be final and binding on all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Equityholder Representative and any document executed by the Equityholder Representative on behalf of any such Equityholders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent. If the initial Equityholder Representative ceases to serve in such capacity, for any reason, then the second (2nd) Equityholder Representative, who will be William Boeger, followed by the third (3rd) Equityholder Representative, who will be John DiPietro, shall serve in such capacity, if available. If such third (3rd) Equityholder Representative has ceased to serve or is unavailable, the Equityholders holding a majority of the Parent Merger Shares and Parent Earnout Shares shall use reasonable efforts to appoint a new Equityholder Representative within ten (10) Business Days after such cessation of service. For the avoidance of doubt, the Equityholder Representative may cease to serve in such capacity at any time.

Section 8.03 No Liability.

(a) The Equityholder Representative shall not be responsible for, and shall be entitled to be defended, indemnified and held harmless and reimbursed by the Equityholders for, any loss suffered by, or liability of any kind to, the Equityholders arising out of any act done or omitted by the Equityholder Representative in connection with the acceptance or administration of the Equityholder Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct. The Equityholder Representative may consult with the second (2nd) Equityholder Representative and/or the third (3rd) Equityholder Representative (together with the Equityholder Representative, the “Equityholder Representative Group”) in the exercise of its power and authority as the Equityholder Representative. By their execution of the Joinder Agreements or approval of this Agreement, the Equityholders shall be deemed to have waived any claims they may have or assert, including those that may arise in the future, against any member of the Equityholder Representative Group for any action or inaction taken or not taken by any member of the Equityholder Representative Group in connection with such person’s capacity as Equityholder Representative or a member of the Equityholder Representative Group, as applicable, except to the extent that such action or inaction shall have been held by an arbitrator or court of competent jurisdiction to constitute gross negligence or willful misconduct. The Equityholder Representative shall have the right to recover from, in its sole discretion, the Equityholder Representative Expense Amount, the Equityholder Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder (“Charges”), including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement or the Exchange Agent Agreement. In the event the remaining Equityholder Representative Expense Amount is at any time insufficient to satisfy the Charges, then the Equityholder Representative may, in its reasonable discretion, deduct such additional amounts from any Earnout Consideration payment and/or Refunded Liability Amounts. Upon final resolution of all liabilities and obligations of the Equityholders and full reimbursement of all Charges of the Equityholder Representative as provided herein, in each case, as determined by Equityholder Representative in its sole discretion, the Equityholder Representative shall distribute any remaining portion of such amounts pursuant to Section 2.13(a).

(b) Parent shall not be responsible for any loss suffered by, or liability of any kind to, the Equityholders arising out of any act done or omitted by the Equityholder Representative in connection with the administration of the Equityholder Representative’s duties hereunder.

Article IX
INDEMNIFICATION

Section 9.01 Survival.

(a) All representations and warranties contained in this Agreement or any Transaction Document (other than Fundamental Representations) shall survive the Closing through December 31, 2022. All Fundamental Representations shall survive the Closing until the close of business one day after expiration of the applicable statute of limitations period or the last day of the Earnout Period, whichever is longer.

(b) The respective covenants and agreements of the Parties hereto contained in this Agreement and the Joinder Agreements to be made or performed prior to or at the Closing shall survive in accordance with their respective terms or, in the absence of a specific term, until the close of business on the date that is sixty (60) calendar days after the expiration of the applicable statute of limitations.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” No Losses will be indemnified if a Notice of Claim for indemnification of such Losses is not given within sixty (60) days after the end date of the Applicable Survival Period. If a Notice of Claim for indemnification under Section 9.02 or Section 9.04 is given within such sixty (60) day period, the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.

Section 9.02 Indemnification by Equityholders. Subject and pursuant to Section 9.05, Equityholders shall jointly and severally defend, indemnify and hold harmless Parent and its Affiliates (including, following the Closing, the Surviving Corporation) and their respective Representatives (the “Parent Indemnitees”) against, and shall pay, compensate and reimburse the Parent Indemnitees for, any and all Losses resulting from, arising out of, based upon or incurred by any Parent Indemnitee in connection with any and all:

(a) breaches or inaccuracies of any representation and warranty made (i) by the Company contained in this Agreement or (ii) by the Company contained in the Transaction Documents or any certificate furnished pursuant hereto;

(b) breaches of or noncompliance with any covenant or agreement (i) of the Company or any Equityholder contained in this Agreement or the Joinder Agreements or (ii) of the Company contained in any of the Transaction Documents;

(c) claims asserting that any calculations or determinations (including the list of Equityholders included therein) set forth in the Pro Forma Initial Consideration Payout Spreadsheet or any Additional Payout Spreadsheet are inaccurate or incomplete;

(d) amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, and any costs, including reasonable attorneys’ fees, incurred in connection therewith;

(e) Losses suffered as a result of indemnification claims made by any former or current director, officer, employee, or agent of the Company or any Subsidiary under any indemnification obligation of the Company; and

(f) all Pre-Closing Taxes.

provided, that this Section 9.02 shall not apply with respect to any Taxes to the extent that the Equityholders have already paid such Taxes pursuant to Section 6.01.

Section 9.03 Intentionally Deleted.

Section 9.04 Indemnification by Parent. Subject to Section 9.05, Parent shall defend, indemnify and hold harmless the Equityholders and their respective Affiliates and Representatives (the “Equityholder Indemnitees”) against, and shall pay, compensate and reimburse the Equityholder Indemnitees for, any and all Losses resulting from, arising out of, based upon, or incurred by any Equityholder Indemnitee in connection with:

(a) any breach or inaccuracy of any representation and warranty made by the Parent or Merger Sub contained in this Agreement, the Transaction Documents or any certificate furnished pursuant hereto; and

(b) any breach of or noncompliance with any covenant or agreement of Parent or Merger Sub (or the Surviving Corporation following the Effective Time) contained in this Agreement or any of the Transaction Documents.

Section 9.05 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.04 shall be subject to the following limitations:

(a) The Indemnified Party shall take reasonable steps to mitigate any Loss to the extent required by Law.

(b) The maximum aggregate amount of all Losses for which the Equityholders shall be liable herein shall not exceed the Total Indemnification Cap.

(c) Other than with respect to Losses due to Parent’s failure to pay the Parent Merger Shares, Earnout Consideration, or Refunded Liability Amounts as required hereunder, the maximum aggregate amount of all Losses for which Parent, Merger Sub, and/or the Surviving Corporation shall be collectively liable in the aggregate shall not exceed the Total Consideration, less (ii) the aggregate amount of all advances made to the Company by Parent, Liabilities, Earnout Consideration, and Refunded Liability Amounts and any indemnification payments or other Losses, in each case paid by Parent, Merger Sub and the Surviving Corporation as of the applicable date.

(d) Other than with respect to Losses due to Parent’s failure to pay the Parent Merger Shares, Earnout Consideration, or Refunded Liability Amounts as required hereunder, no Equityholder Indemnitee shall be entitled to recover indemnifiable Losses unless and until the total amount of all Losses that have been suffered or incurred by one or more of the Equityholder Indemnitees exceeds One Hundred Thousand United States Dollars ($100,000), after which time, subject to the terms and conditions of this Article IX, Equityholder Indemnitees shall be entitled to recover for all indemnifiable Losses pursuant to Section 9.04(a) in excess thereof. No Parent Indemnitee shall be entitled to recover indemnifiable Losses unless and until the total amount of all Losses that have been suffered or incurred by one or more of the Parent Indemnitees exceeds One Hundred Thousand United States Dollars ($100,000), after which time, subject to the terms and conditions of this Article IX, Parent Indemnitees shall be entitled to recover for all indemnifiable Losses pursuant to Section 9.02(a) in excess thereof.

(e) Subject to Section 9.05(d), all Losses for indemnification claims under Section 9.02 shall be satisfied solely by set-off against the payment of any Earnout Consideration, if applicable, and only to the extent such Earnout Consideration has not yet been paid to Equityholders. A Parent Indemnitee has no right to satisfy indemnification claims for Losses pursuant to Section 9.02 out of Earnout Consideration to the extent actually paid to an Equityholder, or to seek indemnification for Losses that exceeds the amount of Earnout Consideration not yet paid to the Equityholders.

(f) None of the limitations set forth herein shall apply to any claim determined by a court of competent jurisdiction or arbitrator to constitute fraud, intentional misrepresentation or willful misconduct. If a court of competent jurisdiction or arbitrator determines that any Equityholder has engaged in fraud, intentional misrepresentation or willful misconduct in connection with this Agreement or any of the Transaction Documents (“Culpable Equityholder”), then none of the limitations set forth in this Section 9.05 shall apply to any Culpable Equityholder. A Parent Indemnitee has no right to satisfy indemnification claims for Losses pursuant to this Section 9.05(f) against any Equityholder other than a Culpable Equityholder, or to seek indemnification for Losses that exceeds the amount of Additional Payments unpaid to such non-culpable Equityholder.

(g) The Equityholders shall not be obligated to indemnify any Parent Indemnitee with respect to any Loss to the extent that the amount of such Loss was reflected as a current liability or reserve and actually subtracted in the calculation of the final Payoff Liabilities.

Section 9.06 Indemnification Procedures for Third Party Claims against Parent Indemnitee.

(a) If an Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a Third Party that such Indemnified Party reasonably believes may give rise to a claim for recovery of Losses under the provisions of this Article IX (“Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party and Parent of such Third Party Claim in writing (a “Notice of Claim”) and shall otherwise make reasonably available to the Indemnifying Party and Parent all relevant information that is material to the claim and that is in the possession of the Indemnified Party. An Indemnified Party’s failure to give timely written notice or to furnish the Indemnifying Party or Parent with any relevant data and documents in connection with any Third Party Claim, shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any actual and material prejudice to the Indemnifying Party or Parent.

(b) The Indemnifying Party may elect, at its sole expense, to assume control of the defense, settlement, adjustment or compromise of a Third Party Claim, with counsel reasonably acceptable to the Indemnified Party by giving written notice of the Indemnifying Party’s intention to do so no later than forty-five (45) days following notice thereof (or such shorter period as specified in the notice of Third Party Claim from the Indemnified Party, but in no event less than fifteen (15) days by an Indemnified Party). The Indemnified Party shall cooperate with the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense, settlement, adjustment or compromise of a Third Party Claim, the Indemnifying Party shall obtain the consent of the Indemnified Party and Indemnifying Party (which consents shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, adjustment or compromise of such claims, unless such judgment, compromise or settlement (a) provides for the payment of money as sole relief for the claimant, and (b) subject to the making of such payment, results in the full and general release of such Indemnified Party from all liabilities arising from or relating to the Third Party Claim.

(c) If the Indemnifying Party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third Party Claim for which any Indemnified Party would be entitled to indemnification hereunder, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) each of the Parent and Indemnifying Party shall have the right (at its expense) to participate in the defense assisted by counsel of its own choosing. If the Indemnified Party defends any Third Party Claim, then (x) the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Third Party Claim shall be included as Losses if and to the extent it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party pursuant to this Agreement, (y) the Indemnified Party shall keep the Indemnifying Party and the Parent reasonably informed with respect to the Third Party Claim, and (z) the Indemnified Party shall obtain the consent of the Parent and the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, adjustment or compromise of such Third Party Claim.

(d) At the Indemnifying Party’s expense, each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnifying Party in connection with defending any Third Party Claim, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, that each party shall use commercially reasonable efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information of the other party and the attorney-client and work-product privileges of the party controlling the defense of any Third Party Claim. For the avoidance of doubt, Third Party Claims that relate to Taxes are governed by Section 6.02 and not this Section 9.06(d).

(e) All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds under any insurance policy paid for by the Company (after deducting related costs and expenses, including any deductible amount and any resultant increase in insurance premiums) actually received by the Indemnified Party as a result of the Losses for which the Indemnified Party is seeking indemnification.

Section 9.07 Indemnification Procedures for Non-Third-Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnified Party shall send a Notice of Claim promptly after discovery of the basis for such claim (i) if the Indemnified Party is a Parent Indemnitee, to Equityholder Representative or (ii) if the Indemnified Party is a Equityholder Indemnitee, to Parent. The Notice of Claim shall set forth the amount, if known, or, if not known, a reasonable estimate of the foreseeable maximum amount of claimed Losses (which estimate shall include as much detail as is reasonably practicable under the circumstances, but which shall not be conclusive of the final amount of such Losses) and a reasonable description of the basis for such claim. The Indemnifying Party and Indemnified Party shall reasonably cooperate to determine the validity of the claim for indemnity and the Indemnifying Party shall have sixty (60) days from receipt of such Notice of Claim to dispute the claim. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within sixty (60) calendar days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder. In the case of a disputed claim, the parties will seek to resolve such disputes by good faith negotiations and, if the validity of the claim is not resolved within sixty (60) days after the dispute notice is given, the Indemnified Party may seek arbitration of such claim. If the Indemnifying Party does provide a dispute notice within the sixty (60) day period, no payments shall be made as to such indemnification claims until final resolution is reached either by mutual written agreement between the parties or a final, binding and non-appealable decision by the arbitrator in accordance with Section 11.11.

Section 9.08 Exclusive Remedy.

(a) The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article VI and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives except pursuant to the indemnification provisions set forth in Article VI and this Article IX. Nothing in this Section 9.08 shall limit any Person’s rights pursuant to Section 11.12 or to seek any remedy on account of any party’s fraud, intentional misrepresentation or willful misconduct.

(b) The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by the Parent hereunder.

Section 9.09 No Contribution. The Equityholders waive, and acknowledge and agree that they do not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any Affiliate of the Company in connection with any indemnification or other rights any Parent Indemnitee may have under or in connection with this Agreement.

Section 9.10 No Subrogation. Following the Closing, no Equityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payments made by or on behalf of any Equityholder if the Merger is consummated.

Section 9.11 Source of Recovery; Right of Setoff.

Notwithstanding anything to the contrary contained herein, Parent has the right in good faith to set-off, holdback and/or reduce any and all unpaid amounts payable as Additional Payments hereunder by the amount of any actual Losses or anticipated Third Party Claims, even if the Equityholder Representative or any Seller disputes its obligation to indemnify for any matter. Parent shall not be required to distribute, pay, reserve or transfer any consideration unless and until the Indemnifying Party’s obligation to indemnify has been finally determined by a final, unappealable judgment of a court of competent jurisdiction or arbitrator.

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by either Party if there shall be any applicable Law that makes the consummation of the transactions contemplated by this Agreement illegal, void or prohibited, or if any Governmental Authority issues a Governmental Order restraining, enjoining or prohibiting the transactions contemplated by this Agreement;

(c) by Parent by written notice to the Company, if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, agreement or obligation made by the Company or any Equityholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) Business Days of the Company’s receipt of written notice of such breach from Parent; or

(ii) the Merger shall not have occurred by April 30, 2021 (the “Outside Date”), unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements, obligations or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by the Company by written notice to Parent, if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, agreement or obligation made by Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03 and such breach, inaccuracy or failure has not been cured by Parent within fifteen (15) Business Days of Parent’s receipt of written notice of such breach from the Company; or

(ii) the Merger shall not have occurred by the Outside Date, unless (i) such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements, obligations or conditions hereof to be performed or complied with by it prior to the Closing or (ii) Parent shall have paid the Company One Hundred Thousand United States Dollars ($100,000) to extend the Outside Date for an additional thirty (30) days, which payments may be made for up to three (3) thirty (30) day extensions for up to a total of Three Hundred Thousand United States Dollars ($300,000).

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement (including any written consents delivered in connection herewith) shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X and Article XI;

(b) for the provisions of Section 3.26 (Company Brokers), Section 4.04 (Parent Brokers), Section 5.06 (Publicity) and Section 5.08 (Confidentiality); and

(c) nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any provision hereof prior to termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 11.02 or (d) on the fourth (4th) calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Parent or Merger Sub, to:

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Attention: Ronald Andrews

E-mail: randrews@oncocyte.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 100

San Diego, CA 92130

Attention: Kandace Watson

E-mail: kwatson@sheppardmullin.com

If to the Company, to:

Chronix Biomedical, Inc.

5941 Optical Court, Suite 201

San Jose, CA 95138

Attention: John DiPietro

E-mail: jdipietro@chronixbiomedical.com

with a copy (which shall not constitute notice) to:

Coblentz Patch Duffy & Bass LLP

1 Montgomery Street, Suite 3000

San Francisco, CA 94104

Attention: Paul Tauber

E-mail: ptauber@coblentzlaw.com

If to Equityholder Representative, to:

David MacKenzie

1802, 788 – 12 Avenue SW

Calgary AB, Canada T2R 0H1

Email: davem@voracious.ca

Section 11.03 Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any Third Party.

Section 11.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Headings. The table of contents and headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Neither this Agreement nor any Transaction Document shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Parent may, without the prior written consent of Equityholder Representative or the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries or Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Section 5.10 and Article IX, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the right of the holders of Shares to receive the payments contemplated by the applicable provisions of Article II, in each case, at the Effective Time in accordance with the terms of this Agreement, and (c) members of the Equityholder Representative Group, if not already a party to this Agreement, who are intended to be third-party beneficiaries hereunder.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent and the Company at any time prior to the Effective Time and Parent and the Equityholder Representative after the Effective Time; provided, that there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Equityholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company and the Equityholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (and after the Effective Time, the Equityholder Representative) (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company or the Equityholders), respectively, only by a written instrument signed by the party granting such waiver. No waiver by any party set forth above shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11 Governing Law; Arbitration; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, USA, as applied to agreements among California residents. Subject to the mandatory agreement to arbitrate, with respect to any proceeding arising among the Parties relating to this Agreement, the Parties consent to the exclusive jurisdiction and venue in the forum of the United States District Court for the Southern District of California, unless no federal jurisdiction exists, in which case the Parties consent to exclusive jurisdiction and venue in the alternate forum of a state court located in Irvine, California, USA; provided, however, that the Parties may seek and obtain specific performance under Section 11.12 in any court of competent jurisdiction.

(b) Arbitration. Except as expressly set forth in this Agreement, any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.11(b)) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.11(b). A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within thirty (30) days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that, if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration administered by the AAA pursuant to its then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “Procedures”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within ten (10) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within ten (10) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of California. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within fourteen (14) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Transaction Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The place of arbitration shall be Irvine, California, USA, and the language of the arbitration shall be English. All controversies and claims by parties may be joined or consolidated into a single arbitration if they arise from the same transaction or are related to the same subject matter.

(c) Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Section 11.15 Attorney-Client Communications. Solely for the pre-Closing period, Parent and Merger Sub irrevocably acknowledge and agree that all attorney-client communications between, on the one hand, the Company and/or the Equityholder Representative on behalf of the Company (and their respective directors, managers, officers, employees, Affiliates, controlling Persons and representatives), and, on the other hand, its counsel, that specifically relate to the negotiation, preparation, execution and delivery of this Agreement or any schedule, exhibit, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions completed hereunder or in connection with the Closing of the transactions contemplated hereby, shall be deemed privileged communications as to which such privilege may only be waived by the Equityholder Representative on behalf of the Company and neither Parent nor any Person purporting to act on behalf of or through Parent will seek to obtain any such privileged communications by any process prior to the Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above, as subsequently amended on February 23, 2021, and amended and restated as of April 15, 2021.

ONCOCYTE CORPORATION

By:
Name:	Ronald Andrews
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above, as subsequently amended on February 23, 2021, and amended and restated as of April 15, 2021.

CNI MONITOR SUB, INC.

By:
Name:	Ronald Andrews
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above, as subsequently amended on February 23, 2021, and amended and restated as of April 15, 2021.

CHRONIX BIOMEDICAL, INC.

By:
Name:	Ekkehard Schuetz
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above, as subsequently amended on February 23, 2021, and amended and restated as of April 15, 2021.

EQUITYHOLDER REPRESENTATIVE

DAVID MACKENZIE

[Signature Page to Agreement and Plan of Merger]

Schedule 2.12

Earnout Consideration

Attached hereto.

Schedule 5.01

Pre-Closing Actions Pre-Approved By Parent

The issuance of Shares pursuant to Section 2.06(d), Section 2.06(e), Section 2.09(e), and Section 2.09(f).

Exhibit A

Form of Company Closing Certificate

Attached hereto.

Exhibit B

Form of Joinder Agreement

Attached hereto.

Exhibit C

Form of Parent Closing Certificate

Attached hereto.

Exhibit D

[Intentionally Omitted]

Exhibit E

Form of Option Exercise Agreement

Attached hereto.

Exhibit F

Form of Warrant Exercise Agreement

Attached hereto.

Exhibit G

Form of Requisite Equityholder Approval

Attached hereto.

Annex A

Schedule of Definitions

Certain Definitions. The following terms have the meanings specified or referred to in the attached Schedule of Definitions (which meanings, together with the meanings of all other capitalized terms defined herein, shall equally apply in the Annexes hereto):

“AAA” means the American Arbitration Association.

“Accrued Pre-Closing Tax Liabilities” means the total Liabilities of the Company and its Subsidiaries for any Pre-Closing Taxes (as that term is defined herein without reference to the last sentence thereof) reflected on Section 3.06 of the Disclosure Schedules or adequately reflected or reserved against in the Most Recent Balance Sheet.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Time” means 11:59 p.m., Pacific time, on the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Laws or Governmental Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Liabilities” means the Company’s and its Subsidiaries’ Liabilities not to exceed a total of Eight Million Two Hundred Fifty Thousand United States Dollars ($8,250,000), less the Company’s and its Subsidiaries’ Liabilities paid by Parent with the Cash Payments, any or all of which Assumed Liabilities may be paid in cash or Parent Common Stock as approved by the Parent.

“Books and Records” means all files, ledgers, documents, instruments, papers, books and records of the Company, or relating to the business or condition of, including accounting and financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock transfer ledgers, Contracts, customer and vendor lists, price lists, mailing lists, marketing requirement documents, warranty information, catalogs, sales promotion literature, advertising materials, brochures, operating data and plans, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports, purchasing and sales records, source code, software release orders, computer files and programs (including data processing files and records), user names and passwords, retrieval programs, operating data and plans and environmental studies and plans, in each case, whether in paper or electronic format.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California are authorized or required by Law to be closed for business.

“Cash Payments” means up to Three Million Eight Hundred Seventy Seven Thousand Two Hundred and Seventeen United States Dollars ($3,877,217).

“Change in Control and Compensation Payments” means, without duplication, an amount equal to the sum of (a) all sale, transaction, retention, change-in-control bonuses or similar bonuses, (b) salaries, wages, paid time off or other accrued and unpaid compensation benefits, in each case payable to employees, officers, directors and other service providers of the Company or any of its Subsidiaries (together with employer portion of employment Taxes or national contributions (or similar payments) payable in connection with such payments), and (c) all amounts payable to other Persons, in each case, triggered as a result of (i) the termination or cessation of service of such Person with the Company, and/or (ii) the consummation of the transactions contemplated by this Agreement (whether alone or together with another event).

“Charter” means the articles of incorporation or certificate of incorporation.

“Closing Percentage” means the percentage of the Parent Merger Shares each Equityholder is entitled to receive pursuant to the liquidation preference set forth in the Twelfth Amended and Restated Certificate of Incorporation of the Company.

“CNI Monitor” means Chronix’s patented liquid biopsy diagnostic technology for the TheraSure™-CNI MONITOR clinical assay that uses copy number instability (CNI) to sensitively quantify the cell-free DNA from the primary solid tumor in a patient’s blood.

“Company Pharma Tests” means the Company’s CNI tests (including CNI Monitor), or any test or service utilizing the Company Intellectual Property, that may be used in an agreement with a pharmaceutical company during the Earnout Period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Commercial Cause” means safety, lack of clinical validation, lack of commercial viability as determined by Parent and any of the Key Employees, lack of reimbursement by CMS, EBM or their foreign equivalents.

“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

“Company Knowledge” or any other similar knowledge qualification with respect to the Company means the actual knowledge of John DiPietro and Dr. Ekkehard Schuetz.

“Company Products” means all products or services created, published, curated, executed, developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or its Subsidiaries.

“Company Stock” means Common Stock and Preferred Stock of the Company.

“Company Source Code” means, collectively, any software source code owned by or licensed to the Company or its Subsidiaries, including any source code of any Company Products.

“Company Transplant IP” means the Intellectual Property covered by the Company’s patents in family numbers 01800 and 01900 for use in transplantation medicine as its exists at the Closing, and expressly excludes all subsequent improvements.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” means original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and known as “COVID-19” and any mutations thereof.

“COVID-19 Pandemic” means the pandemic caused by COVID-19, which was declared a global pandemic by the World Health Organization in March 2020, and has resulted in Governmental Authorities implementing numerous Governmental Orders to try to contain COVID-19, including but not limited to travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

“DetermaIO” means Parent’s multivariate gene expression test identify immune checkpoint inhibitor responders for immunotherapy treatment selection, which is currently referred to under the brand name DetermaIO™.

“DetermaRxTM” means Parent’s treatment stratification test to identify patients with stage I and IIA non-squamous, non-small-cell lung carcinoma (NSCLC) who may benefit from adjuvant chemotherapy treatment selection that is currently commercially available in the United States, the European Union and the People’s Republic of China, which is currently referred to under the brand name DetermaRx™.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earnout Consideration” means any Parent Earnout Shares and any cash and/or Parent Common Stock payable to satisfy Restructured Liabilities and the Excess Liabilities, and payable or issuable to the Equityholders, in accordance with Schedule 2.12 of this Agreement.

“Earnout Percentage” means the percentage of the Additional Payments each holder of Company Stock is entitled to receive pursuant to the liquidation preferences set forth in the Twelfth Amended and Restated Certificate of Incorporation of Chronix Biomedical, Inc.

“Encumbrance” means any charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Consideration” means the Parent Merger Shares and/or any Parent Earnout Shares and/or any Parent Common Stock issued in lieu of cash for Earnout Consideration or Additional Payments, collectively.

“Equity Incentive Plan” means, collectively, the 2006 Equity Incentive Plan and 2016 Equity Incentive Plan.

“Equityholder Representative Expense Amount” means up to One Hundred Twenty Five Thousand United States Dollars ($125,000).

“Equityholders” means any holder of Company Stock as of immediately prior to the Effective Time, collectively.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company or its Subsidiaries, any other Person that, together with the Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or under common control within the meaning of Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into by and among the Exchange Agent, Parent and the Equityholder Representative.

“FIGUS Countries” means France, Italy, Germany, the United Kingdom, Spain or Scandinavian countries.

“Fundamental Representations” means the representations and warranties in Section 3.01 (Organization; Authority; Board Approval), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization), Section 3.21 (Taxes), Section 3.26 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub), and Section 4.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, instrumentality or taxing authority of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, consent, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incapacitated” means dead or deceased; or unable to work at least 40 hours per work week, unable to perform all of his or her daily duties, unable to verbally respond to questions, immobile, or experiencing a serious health condition such as an illness, injury or impairment, whether physical or mental, which involves any period of incapacity or treatment connected with inpatient care, or an overnight stay, in any hospital, hospice or residential medical care facility for more than two (2) weeks, or a period of incapacity requiring absence of more than two (2) weeks from work.

“In all material respects” or “in any material respect” or “material” or similar phrases means, with respect to any Person, compliance with the applicable Law, Contract or other obligation such that no Indebtedness or Losses in excess of Five Thousand United States Dollars ($5,000) individually or Fifty Thousand United States Dollars ($50,000) when aggregated with all other Indebtedness and Losses will arise, directly or indirectly, related to the representations, warranties, agreements, covenants and conditions made by the Person in this Agreement and each of the other Transaction Documents.

“Indebtedness” means, with respect to any Person, without duplication (and excluding any Transaction Expenses): (a) all obligations of such Person for borrowed money (including, without duplication, all amounts payable to creditors or noteholders for sale or change-in-control provisions triggered as a result of the consummation of the transactions contemplated by this Agreement); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services already acquired or received by such Person as of the time of determination but for which payments remain outstanding, including “earnouts” and “seller notes” payable with respect to the acquisition of any business, assets or securities; (e) all obligations of Persons other than the Company or any of its Subsidiaries secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed (f) all guarantees by such Person of the obligations of any other Person that, with respect to such other Person, would constitute Indebtedness; (g) all capital lease obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (to the extent drawn); (i) any interest rate swap, hedging (including foreign currency hedges) or similar agreement or transaction; (j) all accrued but unpaid incentive compensation, severance or pension obligations (together with the employer portion of any employment Taxes or national contributions (or similar payments) payable in connection therewith) and (k) all accrued and unpaid interest, penalties and premiums owed in respect of any of the foregoing.

“Indemnified Party” means any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Ineligible Person” means any Equityholder that is neither not a “U.S. Person” as defined in Regulation S promulgated under the Securities Act nor an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Ineligible Person also includes, but is not limited to, all other Equityholders that are not issued Parent Merger Shares, Parent Earnout Shares or Parent Common Stock or other securities of Parent, in Parent’s absolute and sole discretion, including because the offer or sale of such Parent securities to such Equityholder is not exempt from registration under U.S. federal securities laws or the offer or sale of Parent securities to such Equityholder is not registered pursuant to an effective registration statement or the offer or sale of Parent securities to such Equityholder is otherwise illegal pursuant to applicable Laws.

“Intellectual Property” means any and all intellectual property and any and all right, title and interest therein, arising, pursuant to the Laws of any jurisdiction throughout the world, including, without limitation: (i) Marks; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) Copyrights; (iv) Trade Secrets; (v) Patents; and (vi) Software and any other intellectual property rights that cover or are embodied in Software.

“Key Employee” means Dr. Ekkehard Schuetz, John DiPietro, and Dr. Julia Beck.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, other requirement or rule of law of any Governmental Authority, including all Laws and relating to COVID-19, such as but not limited to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers, (iii) extensions and delays in intellectual property registration prosecution and (iv) employee benefits, privacy or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits.

“Licensed Intellectual Property” means Third Party Intellectual Property in which the Company has exclusive or non-exclusive rights or interests granted by license or other Contract.

“Losses” means any liabilities, losses, damages, claims, charges, interest, penalties, Taxes, amounts paid in settlement, judgments, awards, or fines, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), but excluding punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

“Made available” means the documentation that the Company delivered electronically to Parent from May 20, 2020 through the Closing Date.

“Marks” means trademarks, service marks, trade names, brand names, trade dress and other proprietary indicia of origin of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or other reason or effect of like or unlike nature that is, or could reasonably be expected to become, individually or in the aggregate, adverse to (a) the business, operations or results of operations, condition (financial or otherwise), liabilities or assets of Parent, the Company, any Subsidiary, Company Intellectual Property or Company Products; (b) the ability of Parent, the Company or any Subsidiary to consummate the transactions contemplated hereby, or (c) the ability of Parent to raise sufficient additional capital in the financial or securities markets in the USA.

“Milestone Agreement Date” means the date that Parent’s designee and the Equityholder Representative’s designee mutually agree that a milestone payment trigger has been met.

“Options” means the issued and outstanding options to purchase shares of Common Stock under the Equity Incentive Plan.

“Optionholders” means the holders of Options as of immediately prior to the Effective Time.

“Organizational Documents” means the Charter (or similar document) and bylaws (or similar document), in each case as amended to date and true, complete and fully-executed copies of which (together with any joinder, adoption or similar agreement), together with all amendments thereto, have been made available to Parent.

“Parent Common Stock” means shares of common stock of Parent.

“Parent Earnout Shares” means any Parent Common Stock issued to any Equityholder as Earnout Consideration; provided, however, that the Parent Earnout Shares shall not include any Parent Merger Shares and provided, further, that the number of Parent Merger Shares shall be subject to adjustment for cash payments, including to Ineligible Persons or in lieu of fractional shares.

“Parent Knowledge” or any other similar knowledge qualification with respect to the Parent means the actual knowledge of the Parent’s Chief Executive Officer and Chief Financial Officer.

“Parent Merger Shares” means Two Hundred Ninety Four Thousand Six Hundred Ninety Five (294,695) shares of Parent Common Stock, valued in the aggregate at One Million Five Hundred Thousand United States Dollars ($1,500,000); provided, however, that the Parent Merger Shares shall not include any Parent Earnout Shares; and provided, further, that the number of Parent Merger Shares shall be subject to adjustment for cash payments, including to Ineligible Persons or in lieu of fractional shares.

“Patents” means the valid, unexpired United States patents issued to the Company before the Effective Time.

“Payoff Liabilities” means Assumed Liabilities not to exceed Three Million Eight Hundred Seventy-Seven Thousand Two Hundred Seventeen United States Dollars ($3,877,217) that will be paid in cash in accordance with the Closing Payment Certificate within forty-five (45) days following the Closing.

“Payoff Shares” means 367,927 shares of Parent Common Stock, valued in the aggregate at One Million Eight Hundred Seventy Two Thousand Seven Hundred Forty Eight United States Dollars and Forty-Three Cents ($1,872,748.43) issued by Parent as payment, in whole or in part, for the Assumed Liabilities of the Company or its Affiliates; provided, however, that the number of Payoff Shares shall be subject to adjustment for cash payments, including to Ineligible Persons or in lieu of fractional shares.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Indebtedness” means the Indebtedness listed in Section 3.07 of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of the Company or its Subsidiaries for all Pre-Closing Tax Periods (including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date); (ii) all Taxes arising as a result of a breach of the representations and warranties set forth in Section 3.22; (iii) all Taxes arising in any Tax period (or any portion thereof) beginning after the Closing Date attributable to the inclusion of any item of income or exclusion of any item of deduction solely resulting from any breach of or inaccuracy in the representation made in Section 3.21(o) or (u); and (iv) fifty percent (50%) of any and all Transfer Taxes. Notwithstanding anything to the contrary, except Pre-Closing Taxes shall not include any liabilities for Taxes included in the calculation of Accrued Pre-Closing Tax Liabilities.

“Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Pro Forma Initial Consideration Payout Spreadsheet” means the pro forma Initial Consideration Payout Spreadsheet attached hereto as Annex B, which has been prepared on an illustrative pro forma basis with calculations prepared as though the Closing Date were the date hereof.

“Real Property” means any real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Refunded Liability Amounts” means if an Assumed Liability other than one owed to a Key Employee is not entirely paid and such unpaid amount has been cancelled or is no longer under obligation to be paid by the date that is seven (7) years after the Closing Date, or such other date agreed to in writing between Parent and the Equityholder Representative, Parent shall within forty-five (45) days after such applicable date deliver cash or Parent Earnout Shares to the Exchange Agent in an amount equal to half of such unpaid, cancelled or no longer obligated amounts of such Assumed Liability, and Exchange Agent shall distribute such cash or Parent Earnout Shares in accordance with Section 2.13, subject to Parent’s set-off rights for (a) the Equityholders’ indemnification obligations as set forth in Article IX and/or (b) payment of Restructured Liabilities and Excess Liabilities in accordance with Article II.

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, stockholders, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Equityholder Approval” means the affirmative vote of the holders of at least eighty-five percent (85%) of the issued and outstanding Company Stock and the affirmative vote of all holders of five percent 5% or greater of the issued and outstanding Company Stock, approving this Agreement and the transactions contemplated hereby, including the Merger, by written consent in accordance with DGCL, in substantially the form attached hereto as Exhibit G.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, $0.0001 par value per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, $0.0001 par value per share.

“Series C Preferred Stock” means the Series C Preferred Stock of the Company, $0.0001 par value per share.

“Series D Preferred Stock” means the Series D Preferred Stock of the Company, $0.0001 par value per share.

“Series E Preferred Stock” means the Series E Preferred Stock of the Company, $0.0001 par value per share.

“Series F Preferred Stock” means the Series F Preferred Stock of the Company, $0.0001 par value per share.

“Series G Preferred Stock” means the Series G Preferred Stock of the Company, $0.0001 par value per share.

“Series H Preferred Stock” means the Series H Preferred Stock of the Company, $0.0001 par value per share.

“Series I Preferred Stock” means the Series I Preferred Stock of the Company, $0.0001 par value per share.

“Series J Preferred Stock” means the Series I Preferred Stock of the Company, $0.0001 par value per share.

“Series K Preferred Stock” means the Series K Preferred Stock of the Company, $0.0001 par value per share.

“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, compilers, tool sets, whether in source code, object code or other form, (b) databases and compilations in electronic form, including any and all data and collections of data that are machine readable, (c) flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation related to the foregoing, including user manuals and other training documentation and programmers’ notes related to any of the foregoing.

“Stock Exchange” means the exchange on which Parent Common Stock are registered at the time or on the date specified in this Agreement.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture, limited liability company, trust or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” (and, with correlative meaning, “Taxes”) means, with respect to any Person, collectively, (a) all federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, escheat or unclaimed property, and governmental duties, charges, levies or assessments in the nature of taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties or additions to tax imposed by any Governmental Authority with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of applicable Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a transferee or successor, by Contract (including Tax sharing or Tax indemnity agreement, but not including commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), or otherwise.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or attachments, amendments or supplements thereto) which is supplied or required to be supplied to any Governmental Authority, including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Terminal Value” means the remaining amount of Earnout Consideration that reasonably could have been earned during the Earnout Period based on the projections from past Company Product sales during the Earnout Period, or if there are no such sales, then based on the projections at Closing provided to the Equityholder Representative, or as otherwise mutually agreed by the Earnout Committee, Equityholder Representative and Parent.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Intellectual Property” means any Intellectual Property owned by a Third Party.

“Total Consideration” means the sum of (i) the total Assumed Liabilities, plus (ii) the Parent Merger Shares, plus (iii) the aggregate Earnout Consideration, if any, plus (iv) Refunded Liability Amounts, if any.

“Total Indemnification Cap” means an amount not to exceed the sum of (a) 10% of the Parent Merger Shares, plus (b) 10% of the Assumed Liabilities, plus (c) Additional Payments.

“Trade Secrets” means trade secrets, algorithms, biology, chemistry, chemical compositions, confidential information, technical and nontechnical data, formulas, formulations, patterns, compilations, specifications, drawings, plans, diagrams, sketches, designs, devices, technology, know-how, research and development, inventions, methods, processes, procedures, protocols, ideas, discoveries, business and financial data, business and financial plans, business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research, and other confidential information or data, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, except what would be obvious to persons skilled in the art.

“Transaction Documents” means this Agreement, the Joinder Agreements, the Exchange Agent Agreement, and all other agreements executed in connection with this Agreement.

“Transaction Expenses” means, without duplication (and exclusive of any Liability included in Indebtedness), and to the extent not paid by the Company or its Subsidiaries or otherwise prior to the Closing: (a) any amounts incurred and payable by the Company or its Subsidiaries for investment banking fees, accounting fees, legal fees and any other fees and expenses of advisors or consultants related to or arising out of the preparation, negotiation, execution or delivery of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated by this Agreement; and (b) fifty percent (50%) of the fees of the Exchange Agent under the Exchange Agent Agreement.

“Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) and any other Laws implementing the European Acquired Rights Directive 2001/23/EC in any member state of the European Union in which any business employee is employed.

“Warrantholders” the holders of Warrants as of immediately prior to the Effective Time.

“Warrants” means the issued and outstanding warrants to purchase shares of Common Stock purchase to Stock Warrant Agreements by and between the Company and the applicable Warrantholder.

Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Proposal	Section 5.04(a)
Additional Payment	Section 2.13
Additional Payout Spreadsheet	Section 2.13(a)
Agreement	Preamble
Applicable Survival Period	Section 9.01(c)
Benefit Plan	Section 3.19(a)
Cancelled Shares	Section 2.06(a)
Certificate	Section 2.09(a)
Certificate of Merger	Section 2.02
Charges	Section 8.03(a)
Closing	Section 2.08(a)
Closing Date	Section 2.08(a)
Closing Payment Certificate	Section 2.07(a)
Closing Registration Statement	Section 5.11
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.01(b)
Culpable Equityholder	Section 9.05(f)
DGCL	Recitals
Disposition	Section 3.31
Dispute	Section 11.11(b)
Dissenting Shares	Section 2.10
Earnout Registration Statement	Section 5.11
Effective Time	Section 2.02
Equityholder Indemnitees	Section 9.04
Equityholder Representative	Preamble
Equityholder Representative Expense Fund	Section 2.11
Equityholder Representative Group	Section 8.03(a)
Excess Liabilities	Section 2.12(c)
Exchange Agent	Section 2.09(b)
Financial Statements	Section 3.05(a)
Foreign Employee Plans	Section 3.19(a)
Information Statement	Section 5.09
Intellectual Property Registrations	Section 3.11(a)
IP Participant	Section 3.11(d)
Joinder Agreement	Section 2.08(c)(vii)
Leased Real Property	Section 3.10(b)
Liabilities	Section 3.06
Material Consents	Section 2.08(c)(iv)
Material Contracts	Section 3.08(a)(xxiv)
Material Customers	Section 3.14(a)
Material Suppliers	Section 3.14(b)
Merger	Section 2.01
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.05(b)
Most Recent Balance Sheet Date	Section 3.05(b)
Notice of Claim	Section 9.06(a)
Option Exercise Agreement	Section 2.09(a)

OTS License	Section 3.11(h)
Outside Date	Section 10.01(c)(ii)
Owned Software	Section 3.11(i)
Parent	Preamble
Parent Indemnitees	Section 9.02
Permitted Encumbrances	Section 3.09(a)
Procedures	Section 11.11(b)
Real Property Lease	Section 3.10(b)
Registration Statement	Section 5.11
Resolution Period	Section 11.11(b)
Release	Section 5.10(a)
Released Claims	Section 5.10(a)
Releasee	Section 5.10(a)
Releasing Equityholder	Section 5.10(a)
Restructured Liabilities	Section 2.12(b)
Reverting Holder	Section 2.10
Schedule Supplement	Section 5.03
SEC Reports	Section 4.07
Seller(s)	Preamble
Shares	Section 3.03(a)
Standard License	Section 3.11(h)(ii)
Suspension Notice	Section 5.11
Surviving Corporation	Section 2.01
Tail Policy	Section 5.13
Tax Claim	Section 6.02
Third Party Claim	Section 9.06(a)
Transfer Taxes	Section 6.05
Union	Section 3.20(d)
WARN Act	Section 3.20(l)
Warrant Exercise Agreement	Section 2.09(f)

Annex B

Pro Forma Initial Consideration Payout Spreadsheet

Attached hereto.

Annex C

Exemplar Additional Payout Spreadsheet